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                                                                     EXHIBIT 4.2

                    ASSET BASED LOAN AND SECURITY AGREEMENT
                    ---------------------------------------

         THIS AGREEMENT, dated as of January 31, 1994, between MAZEL COMPANY L.P., a Delaware limited partnership, doing business in Ohio as Mazel Company Limited Partnership and/or The Mazel Company ("Borrower"), whose mailing address is 31000 Aurora Road, Solon, Ohio 44139, and THE PROVIDENT BANK ("Bank"), an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522.

     SECTION 1. DEFINITIONS. As used herein, the following terms, when initial capital letters are used, shall have the respective meanings set forth below. In addition, all terms defined in the Uniform Commercial Code as adopted in Ohio (hereinafter the "Uniform Commercial Code") shall have the meanings given therein unless otherwise defined herein.

         1.1 ACCOUNTS shall mean all of Borrower's accounts (as that term is defined in the Uniform Commercial Code), accounts receivable, chattel paper, contract rights, documents and instruments; all other obligations or indebtedness owed to Borrower from whatever source arising; all guarantees of any of the foregoing and all security therefor; all of the right, title and interest of Borrower in and with respect to the goods, services or other property which gave rise to or which secure any of the foregoing and all insurance policies and proceeds relating thereto; all of the foregoing whether now owned by Borrower or hereafter acquired or in existence.

         1.2 ADVANCE shall mean an advance made by Bank to Borrower (including without limitation, any advance under any Letter of Credit), pursuant to the provisions, terms and conditions of Section 2 of this Agreement.

         1.3 AFFILIATE shall mean (i) Reuven Dessler, Jacob Koval, any individual who is a partner in Borrower, or who is an officer, director or managing agent of Borrower, and any member of the immediate family of such persons (collectively, the "Affiliated Individuals"); (ii) any corporation, partnership or entity that is a partner in Borrower (collectively, the "Affiliated Entities"); and (iii) any Person who directly or indirectly controls, is controlled by or is under common control or ownership with Borrower, any Affiliate Entities or any Affiliated Individuals; provided, however, that notwithstanding the foregoing, the term "Affiliate" (I) SHALL NOT INCLUDE any of the following, in the capacity indicated: (A) any Person who is a limited partner of Borrower, or (B) who is a limited partner of any partner in Borrower, (C) an officer, director or employee of the foregoing (A) and (B) and
(D) Odd Job Trading Corp., its successors and assigns; and (II) SHALL INCLUDE the following: (A) ZS Fund L.P. and (B) the holders of the Subordinated Notes and Contingent Notes. For the purposes of this definition, the term "control" shall mean the ownership of twenty percent (20%) or more of the beneficial interest in the entity being referred to, and the term "immediate family" shall mean spouses, ancestors, lineal descendants, and brothers and sisters of the person in questions including those adopted.

         1.4 CASH COLLATERAL ACCOUNT shall mean that deposit account maintained by Borrower at Bank, without liability by Bank to pay interest thereon, into which all collections on the Collateral shall be deposited and over which Bank shall have the sole power of withdrawal until all Obligations are paid, performed, satisfied, enforced, and observed in full, and any outstanding Letters of Credit issued by Bank on behalf of Borrower have been cancelled or expired


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         1.5 CASH SURPLUS shall mean that sum, determined as to each fiscal year of the Borrower, which represents net income (determined according to GAAP) plus depreciation, amortization and all other noncash expenses.

         1.6 COLLATERAL shall mean (a) all of the Borrower's Equipment, General Intangibles, Inventory, Accounts and all other items of personal property, including all motor vehicles, now owned or hereafter acquired by the Borrower or in which the Borrower has granted or may in the future grant a security interest to the Bank hereunder or in any supplement hereto or otherwise; (b) all proceeds and products of any of the foregoing in whatever form, including cash, negotiable instruments and other evidences of indebtedness, chattel paper, security agreements or other documents and all rights of Borrower in, to and under all leases and rental agreements relating to the foregoing; (c) all of the Borrower's right, title and interest in and to all goods or other property represented by or securing any of the Accounts, including all goods that may be reclaimed or repossessed from or returned by Debtors; (d) all of the Borrower's rights as an unpaid seller, including stoppage in transit, detinue and reclamation; (e) all additional amounts due to the Borrower from any Debtor (as defined in Section 1.10), irrespective of whether such additional amounts have been specifically assigned to the Bank; (f) all guaranties, or other agreements or property securing or relating to any of the items referred to in (a) above, or acquired for the purpose of securing and enforcing any of such items; (g) all instruments, documents, securities, cash, property, deposit accounts (including but not limited to deposits made to Borrower's Cash Collateral Account), and the proceeds of any of the foregoing, owned by the Borrower or in which it has an interest, which are now or may hereafter be in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in possession of any third party acting on behalf of Bank, without regard to whether Bank received same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same;
(h) all ledger sheets, files, records, documents, blueprints, drawings and instruments (including, without limitation, computer programs, tapes and related electronic data processing software) evidencing an interest in or relating to the foregoing; and (i) all proceeds and products of the collateral described above, including, without limitation, all claims against third parties for damage to or loss or destruction of any of the foregoing, including insurance proceeds, and accounts, contract rights, chattel paper and general intangibles arising out of any sale, lease or other disposition of any of the foregoing.

         1.7 CONTINGENT NOTES shall mean those four (4) certain Contingent Subordinated Notes dated July 14, 1992, made by Mazel Company L.P. and payable to Reuven Dessler, Jacob Koval, Nathan Levitansky and David Lipins, respectively.

         1.8 CURRENT ASSETS and CURRENT LIABILITIES shall mean, at any time, all assets or liabilities, respectively, that should, in accordance with GAAP (Generally Accepted Accounting Principles), be classified as current assets or current liabilities, respectively, on a balance sheet of Borrower.

         1.9 DEBT SERVICE RATIO shall mean that ratio of (a) Borrower's net income (determined in accordance with GAAP), plus depreciation, plus amortization, plus any other noncash charges, plus the unamortized charges in respect of Borrower's financing completed in



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July 1992, minus capital expenditures and minus Distributions to (b) the sum of
Scheduled Principal Payments.

         1.10 DEBTOR shall mean the account debtor with respect to any of the Borrower's Accounts and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower pursuant to which the Borrower is to deliver any personal property or perform any service.

         1.11 DEFAULT RATE shall mean a variable rate of interest comprised of the sum of (A)(i) the Prime Rate or the Libor Rate in the case of the Revolving Loan or (ii) the Treasury Rate or the Prime Rate plus one-half (1/2) percent in the case of the Term Loan (in either case as selected by Bank from time to time in its absolute discretion), plus (B) two and one-half percent (2-1/2%).

         1.12 DISTRIBUTIONS shall mean (i) any payment made, liability incurred (except for any liability incurred for a Distribution which was prohibited by 6.5(b)), or other consideration or property, given for the purchase of any partnership interest of Borrower, or (ii) as a distribution in respect of any partnership interest of Borrower, or (iii) any return of capital to any partner of Borrower, or (iv) any payment to such a partner in respect of any Indebtedness of Borrower to such partner.

         1.13 ELIGIBLE ACCOUNTS shall mean such Accounts which are and at all times shall continue to be acceptable to the Bank in all respects. Criteria for eligibility shall be fixed for the term that the Revolving Loan is in effect, but may be revised by the Bank at the time of any renewal or extension thereof pursuant to Section 2.1(e). As of the Closing of the Loans, the following criteria shall be in effect as to the Eligible Accounts, which shall be Accounts which:

                    (a) are not subject to any claim for credit, allowance, or adjustment by the account Debtor or any set off or counter claim; provided, however, that the portion of any Account which is not subject to such claim for credit, allowance, adjustment, setoff or counterclaim, shall be deemed an Eligible Account;

                    (b) arose in the ordinary course of Borrower's business from the performance (fully completed) of services or bona fide sale of Inventory which have been shipped to the Debtor (excluding any portion of an Account which is attributable to finance charges, advertising charges or the like), and not more than ninety (90) days have elapsed since the due date in respect of such Account (but in no circumstances more than one hundred twenty
                         (120) days from the invoice date), less any unused credit owed such Debtor by Borrower;


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                    (c)  no notice of any bankruptcy or insolvency proceeding
                         (pending or threatened) in respect of a Debtor, any discontinuation of such Debtor's business, or any other information reasonably calling into question the ability of such Debtor to perform its obligations has been received by Borrower or Bank;

                    (d) is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type except that granted to or in favor of Bank;

                    (e) the Debtor has not rejected, returned, revoked acceptance of, or refused to accept any of the Inventory which are the subject of the Account; provided, however, that the portion of any Account which is not subject to such rejection, return, revocation or refusal, shall be deemed an Eligible Account;

                    (f) Borrower has not received any Instrument or chattel paper with respect to or in payment of the Account;

                    (g) is not an Account which arises out of contracts with or orders from the United States or any of its departments, agencies or instrumentalities, UNLESS Bank's security interest in such Account is perfected according to the Federal Assignment of Claims Act in a manner satisfactory to Bank;

                    (h) is not an Account due from any Affiliate, partner or employee of Borrower or an "intercompany" or "interdivisional" receivable;

                    (i) is not an Account which arises out of contracts with or orders from a Debtor which is not a resident of the United States (unless such Account is secured by a letter of credit acceptable to the Bank) provided, however, that the Bank will consider, on a case by case basis, Accounts of Debtors which are residents of Canada and may determine, in its discretion, whether such Accounts shall constitute Eligible Accounts;

                    (j) is not evidenced by a promissory note or any other negotiable instrument;

                    (k) is not an Account owed to Borrower by a Debtor which has failed to pay more than twenty-five percent



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                         (25 %) of its currently outstanding Accounts in
                         accordance with the requirements set forth in (b) above or such Account does not otherwise comply with the requirements set forth in (b) of this Section 1.14;

                    (1) does not arise from the shipment or conditional sale of Inventory on consignment;

                    (m) a Debtor's Account balance (together with any Accounts owing by an Affiliate of such Debtor) in the aggregate does not exceed thirty percent (30%) of the aggregate total of Borrower's Eligible Accounts; provided, however, that only the portion in excess of such limitation shall be deemed ineligible, and further provided that this subsection (m) shall not limit or exclude any amount of the Account owed by MacFrugal Pic-N-Save, dba West Coast Liquidators;

                    (n) is not an Account owed to Borrower by Debtor which is a creditor of Borrower for goods sold or services rendered by such Debtor to Borrower, but only to the extent of the value of such goods or services at any time outstanding and unpaid;

                    (o) is not subject to a reduction for a discrepancy pursuant to Section 7.5 hereof, provided, however, that only the amount of the discrepancy shall be deemed ineligible;

                    (p) Borrower has not exercised or attempted to exercise any seller's remedies with regard to any Account, including, without limitation, stoppage in transit or right of reclamation; and

                    (q) is not an Account for which unapplied funds have been received by Borrower or Bank.

         1.14 ELIGIBLE INVENTORY shall mean such of Borrower's Inventory in which Bank shall have a perfected first priority security interest. Eligible Inventory will not include Inventory:

                    (a)  located outside the United States;

                    (b) in the possession of an Affiliate, bailee or a third party, unless such Inventory is subject to a perfected first priority security interest in favor of Bank to secure the Loans and then only to the extent not subject to any lien or claim, setoff, credit, or allowance for amounts


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                         due and unpaid to the Person in possession of such
                         Inventory;

                    (c)  which is work in process;

                    (d)  which is damaged, defective, unmerchantable or spoiled;

                    (e) held for twenty-four (24) or more months, as determined by the monthly wholesale Inventory aging report prepared by Borrower in the ordinary course, or which is obsolete;

                    (f)  held by Borrower or a third party on consignment;

                    (g) which is Inventory from vendors or suppliers with corresponding liens or purchase money security interests against such Inventory, whether or not such liens are Permitted Liens;

                    (h) which Bank, in its reasonable discretion, has determined is unsatisfactory in any respect and has given Borrower not less than thirty (30) days prior written notice of the reason therefor, unless the providing of such notice under the circumstances would materially adversely affect the Bank's interest in the Collateral;

                    (i) which is Inventory consisting of goods not held for sale, including, without limitation, any labels (except for private label purchasers who have agreed to purchase or buy back such labels), maintenance items and supplies, packing materials, cartons and any and all inventory associated with or used in connection with the research and development, experimental, laboratory or related activities;

                    (j) which is inventory owned by another Person and in Borrower's possession;

                    (k) which is prepaid, in transit Inventory not yet received by Borrower; or

                    (l)  which is subject to a purchase money security interest.

         1.15 EQUIPMENT shall mean all of Borrower's equipment (as that term is defined in the Uniform Commercial Code), including, without limitation, all furniture, fixtures,


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machinery and other equipment of any kind and all substitutions and replacements thereof and accessories and parts therefor, all whether now owned or hereafter acquired by Borrower.

         1.16   EVENT OF DEFAULT shall mean any event described in Section 10.1.

         1.17   INDEBTEDNESS shall mean:

                    (a) indebtedness created, issued or incurred by Borrower for borrowed money (whether by loan or the issuance and sale of debt securities) whether or not recourse is limited to specific assets of Borrower;

                    (b) obligations of Borrower to pay the deferred purchase or deferred acquisition price of property or services, other than trade accounts payable arising in the ordinary course of business so long as such trade accounts payable are not for borrowed money and are paid within the later of (i) ninety (90) days after the date the goods are delivered or the services are rendered or (ii) ten (10) business days after the due date (unless such trade account payable is being contested in good faith pursuant to appropriate proceedings and a sufficient reserve, as reasonably determined by Bank, has been established in respect thereof);

                    (c) indebtedness of others secured by a lien on the property of Borrower, whether or not the indebtedness so secured has been assumed by Borrower;

                    (d) obligations of Borrower in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of Borrower;

                    (e)  capitalized lease obligations of Borrower; and

                    (f)  indebtedness of others guaranteed by Borrower.

         1.18 INTEREST COVERAGE RATIO shall mean that ratio of (a) Borrower's net income (determined in accordance with GAAP), plus depreciation, plus amortization, plus interest expense, plus taxes, plus any other noncash charges, plus the unamortized charges in respect of Borrower's financing completed in July 1992, and minus capital expenditures and minus Distributions to (b) Borrower's total interest expense.

         1.19 GENERAL INTANGIBLES shall mean all of Borrower's general intangibles (as that term is defined in the Uniform Commercial Code), including, without limitation, all goodwill, patents, formulas, blueprints, proprietary manufacturing processes, trademarks, trade


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names, licenses, franchises, beneficial interests in trusts, joint venture interests, partnership interests, rights to tax refunds, pension plan overfundings, literary rights and other contractual rights of Borrower, all whether now owned or hereafter acquired by Borrower.

         1.20 INTEREST DETERMINATION DATE shall mean the third to last Eurodollar Business Day of any then current Interest Period with respect to any outstanding Advance, or in the case of funds constituting a new Advance, that date which is two (2) Eurodollar Business Days prior to the date such funds are actually advanced. If such date is not a Eurodollar Business Day (as defined in Section 1.21), then the immediately preceding Eurodollar Business Day shall be utilized.

         1.21 INTEREST PERIOD means, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made, continued or converted or on the last day of the immediately preceding Interest Period applicable to such Libor Rate Loan, as the case may be, and ending on the same day in the first, second or third calendar month thereafter, as the Borrower may elect in advance in accordance with the requirements of this Agreement; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Eurodollar Business Day, the last day of such Interest Period shall occur on the next succeeding Eurodollar Business Day, provided that if such extension of time would cause the last day of such Interest Period for a Libor Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Eurodollar Business Day. If any Interest Period ends on a day during a month in which there is no numerically corresponding day to the first day of the Interest Period, then the Interest Period shall end on the last Eurodollar Business Day of such calendar month. For all purposes herein, a "Eurodollar Business Day" shall be any day on which major commercial banks in London, England are open for the regular conduct of business. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         1.22 INVENTORY shall mean all of Borrower's inventory (as that term is defined in the Uniform Commercial Code), including, without limitation, all goods, merchandise and other personal property which are held for sale or lease, or are furnished or to be furnished under any contract of service by Borrower, or are raw materials, work-in-progress, supplies or materials used or consumed in Borrower's business, and all products thereof, and all substitutions, replacements, additions and accessories thereto, all whether now owned or hereafter acquired by Borrower; and all of Borrower's right, title and interest in and to any leases or rental agreements for such inventory.

         1.23 LC FACILITY shall have the meaning set forth in Section 2.3 hereof.

         1.24 LETTER OF CREDIT shall mean any one or more letters of credit issued under the LC Facility.

         1.25 LIABILITIES shall mean all indebtedness, obligations and other liabilities of Borrower, whether matured or unmatured, liquidated or unliquidated, direct or contingent or joint or several, that should, in accordance with GAAP, be classified as liabilities on a balance sheet of Borrower.


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         1.26 LIBOR RATE shall mean with respect to a Libor Rate Loan the arithmetic mean of the offered rates for deposits in U.S. dollars having a maturity coterminous with the Interest Period designated in the applicable Libor Rate Loan request commencing on the second London business day immediately following the Interest Determination Date, as reported on the Bloomberg L.P. Financial Markets System as of 11:00 A.M., London time, on such Interest Determination Date plus two hundred sixty (260) basis points. If Bank terminates its subscription to the Bloomberg L.P. Financial Markets System, the Libor Rate shall be determined by Bank utilizing any other reasonable system selected by Bank as a reference service to determine Libor rates. The Bank will use reasonable efforts to confirm in writing any Libor Rate selected by the Borrower; however, Bank shall have no liability to Borrower for failing to send such confirmation.

         1.27 LIBOR RATE LOAN means any Advance under Section 2 of this Agreement that bears interest with reference to the Libor Rate.

         1.28 LOAN DOCUMENTS shall mean this Agreement, the Notes, and all other documents, agreements, instruments or certificates executed or delivered by Borrower in connection herewith or relating hereto, and any amendments or modifications thereto.

         1.29 LOANS shall mean all Advances made pursuant to Section 2 of this Agreement.

         1.30 MATERIAL AGREEMENTS shall mean those contracts, agreements, documents or other arrangements set forth on Schedule 4.21.

         1.31 MAXIMUM LOAN AMOUNT shall have the meaning set forth in Section
2.1.

         1.32 NET WORKING CAPITAL shall mean, at any time, the amount by which Current Assets exceed Current Liabilities.

         1.33 NOTES shall mean one or more promissory notes evidencing the Loans pursuant to Section 2 hereof.

         1.34 OBLIGATIONS shall, without limitation, mean all Loans and all other debts, obligations, or liabilities of every kind and description of Borrower to Bank, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, without limitation, all loans (including any loan by renewal or extension), all overdrafts, all guarantees, all bankers acceptances, all agreements, all letters of credit issued by Bank for Borrower and the applications relating thereto, all indebtedness of Borrower to Bank, all undertakings to take or refrain from taking any action and all indebtedness, liabilities and obligations owing from Borrower to others which Bank may obtain by purchase, negotiation, discount, assignment or otherwise. Obligations shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank from time to time under the Lean Documents, including but not limited to, all costs and expenses referred to in Section 8 and Section 11 of this Agreement.


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         1.35 PERMITTED INDEBTEDNESS shall mean only the following Indebtedness:

                    (a) Trade payables and other current liabilities occurred in the ordinary course of business;

                    (b) Any Indebtedness which is subordinated to the satisfaction of Bank;

                    (c) Payments under leases of real property or personal property (having a term in excess of two (2) years) pursuant to which Borrower is liable provided the aggregate annual payments thereunder do not exceed Four Million Dollars ($4,000,000.00) and capitalized leases in accordance with Section 6.14;

                    (d) Such other Indebtedness as hereinafter approved by Lender in writing; and

                    (e) Purchase money Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate.

         1.36 PERMITTED LIENS shall mean the liens and interests in favor of Bank granted in connection herewith and, to the extent reflected on Borrower's books and records and not impairing the operations of Borrower or any performance hereunder or contemplated hereby:

                    (a) liens arising by operation of law for taxes not yet due and payable;

                    (b) inchoate statutory liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

                    (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

                    (d) liens, if any, specifically permitted by Bank from time to time in writing;

                    (e) the following if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which Borrower has given prior notice to Bank and for which appropriate reserves (in Bank's reasonable judgment) have been established and so long as levy and execution thereon have been and continue to be stayed: claims and liens for taxes due and payable and


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                         claims  of  mechanics,  materialmen,  shippers,
                         warehousemen, carriers and landlords;

                    (f) liens to secure purchase money Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate; and

                    (g) liens securing statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred in the ordinary course of business.

         1.37 PERSON shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

         1.38 PLAN shall have the meaning set forth in Section 4.21.

         1.39 PREPAYMENT SURPLUS shall mean Borrower's annual net income determined in accordance with GAAP (determined with Inventory valued on a "first in-first out" basis), plus depreciation and amortization, plus any other noncash charges, minus expenditures for capital expenditures permitted under Section
6.14 that are neither financed nor leased, minus the Scheduled Principal Payments and accrued but unpaid interest expense for the applicable period minus Distributions to the extent permitted under Section 6.5. The calculation of Prepayment Surplus shall be based on information in Borrower's most current audited financial statements.

         1.40 PRIME RATE shall mean that annual percentage rate of interest established by Bank from time to time as its prime rate (and disclosed to Borrower), whether or not such rate is publicly announced and which provides a base to which loan rates may be referenced. The Prime Rate is not necessarily the lowest lending rate of the Bank.

         1.41 PRIME RATE LOAN shall mean any Advance which bears interest at a rate of interest equal to the Bank's Prime Rate.

         1.42 RETAIL INVENTORY shall mean that portion of Eligible Inventory which is located at any retail location operated by Borrower. In addition to the exclusions set forth in Section 1.14, the aggregate value of Retail Inventory shall, for purposes of determining the amount which can be borrowed under the Revolving Loan, be reduced by (a) any intercompany mark-up or profit margin, and
(b) a factor of two percent (2%) to reserve for damaged or obsolete Retail Inventory.

         1.43 REVOLVING LOAN shall mean any Advance pursuant to Section 2.1.

         1.44 REVOLVING LOAN NOTE shall mean the Revolving Loan Promissory Note executed by Borrower to evidence the loan described in Section 2.1 hereof.



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         1.45 SCHEDULED PRINCIPAL PAYMENTS shall mean those principal payments on the Term Loan and the Subordinated Notes set forth on Schedule 1.45 attached hereto.

         1.46 SUBORDINATED NOTES shall mean those four (4) Subordinated Notes dated July 14, 1992, made by Mazel Company L.P. and payable to Reuven Dessler, Jacob Koval, Nathan Levitansky and David Lipins, respectively.

         1.47 "TANGIBLE NET WORTH" shall mean, at any time, partner's equity (in accordance with GAAP) plus the outstanding balance of the Subordinated Notes, less the sum of (i) any surplus resulting from any write-up of assets, (ii) goodwill, including any amounts, however designated on a balance sheet of Borrower, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower, (iii) patents, trademarks, trade names and copyrights, (iv) any amount at which partner's capital accounts appear as an asset on the Borrower's balance sheet,
(v) deferred expenses, (vi) any other amount in respect of an intangible that should be classified as an asset on a balance sheet of Borrower in accordance with GAAP, (vii) any receivables or other amount owed Borrower by any Affiliate, and (viii) any investment by Borrower in any Affiliate.

         1.48 TERM LOAN shall mean the Loan described in Section 2.2 hereof.

         1.49 TERM LOAN NOTE shall mean the Term Loan Promissory Note executed by Borrower to evidence the Term Loan as described in Section 2.2 hereof.

         1.50 TREASURY RATE shall mean the auction average (non-investment) of one (1) year United States Treasury Bills as published in the weekly Federal Reserve Statistical Release Form H.15(519) in effect on the date hereof and as of each anniversary of such date plus two hundred ninety-five (295) basis points. In the event the Treasury Rate is no longer published on a weekly basis in the Federal Statistical Release Form H.15(519), Bank shall have the right to ascertain said rate from any other reasonable and comparable source as shall be available, and upon selection of such source, Bank shall give notice thereof to the Borrower. The Bank will use reasonable efforts to confirm in writing any Treasury Rate selected by the Borrower. Bank shall have no liability to Borrower for a failure to send any notice or confirmation pursuant to this Section 1.50.

     SECTION 2. LOANS AND INTEREST.

         2.1 REVOLVING CREDIT FACILITY.

         (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, the Bank will make Advances in the form of loans to the Borrower in an aggregate amount not to exceed the lesser of (i) Twenty Million Dollars ($20,000,000.00) minus the lesser of (A) the aggregate face amount of the Letters of Credit issued under the LC Facility or (B) the Available Draw under the
                  Letters of Credit (as defined in Section 2.3 hereof) or

                    (ii) the sum of (A) sixty percent (60%) of the cost or market value, whichever is lower, of Eligible Inventory which is not Retail Inventory, (B) fifty-five percent (55%) of the cost or market value, whichever is lower, of Retail Inventory, (C) eighty five percent (85%) of the outstanding amount of Eligible Accounts, (D) sixty percent (60%) of the lesser of (x) the aggregate face amount of the Letters of Credit issued under the LC Facility or (y) the Available Draw under the Letters of Credit and (E) the amount of collected funds in the Cash Collateral Account (the lesser of (i) or (ii) being referred to hereinafter as the "Maximum Loan Amount"). Should the outstanding amount of Loans at any time exceed the Maximum Loan Amount, Borrower shall on demand immediately repay such excess amount. Any such Loans in excess of the Maximum Loan Amount will be made from time to time in the sole and absolute discretion of the Bank, and neither this Agreement nor any loans or other action by the Bank shall obligate the Bank to make further loans to the Borrower.

               (b) The Bank shall automatically reimburse itself for amounts drawn under any Letter of Credit issued pursuant to the LC Facility. The automatic reimbursement described above shall constitute, and be made in the form of, an Advance under the Revolving Loan Note as a Prime Rate Loan.

               (c) Advances under the Revolving Loan Note shall be made pursuant to Borrower's written or telephonic request therefor, given by Borrower to Bank, stating the date of the requested borrowing, the amount of the requested Advance, whether it will be a Prime Rate Loan or Libor Rate Loan, the applicable Interest Period, if any, and the total amount to be borrowed. Bank shall only be obligated to make Advances in increments of Ten Thousand Dollars ($10,000.00). In addition, all Advances to be made at the Libor Rate shall equal or exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Each written request for an Advance shall be signed by an authorized representative of Borrower, and each telephonic request for an advance shall be made, and confirmed in writing within twenty-four (24) hours thereafter, by such an authorized representative. Any written request with respect to a Libor Rate Loan shall be received by

                    Bank on or before the applicable Interest Determination Date. Any telephonic request for a Libor Rate Advance shall be made on or before the applicable Interest Determination Date, and confirmed in writing within twenty-four (24) hours thereafter. No written request for an Advance shall become effective until actually received by Bank.

               (d) Borrower undertakes and agrees to pay to Bank on the first day of each calendar month interest on the amount outstanding under the Revolving Loan Note, at an annual rate based upon a year of 360 days, with respect to each Advance to be determined as follows:

                    (i) A rate per annum, at the option of Borrower, based on either the Libor Rate or the Prime Rate.

                    (ii) The rate of interest on any Prime Rate Loan will
                         automatically and immediately increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate with no notice to Borrower.

                    (iii) Any Libor Rate Loan elected by Borrower under this
                         Section 2.1 shall, as to each such Advance, remain in effect until the expiration of the applicable Interest Period. Borrower may select a new Interest Period for such Libor Rate Loan on the applicable Interest Determination Date by delivery of written notice to Bank on or before such date. In the event that Borrower shall fail to give timely notice on or before the applicable Interest Determination Date of its election to continue any Libor Rate Loan as provided above or convert such Loan to a Prime Rate Loan, or in the event of any such conversion or continuation shall be prohibited by the terms of this Agreement, such Advance (unless repaid) shall automatically be deemed to be refinanced with a Prime Rate Loan at the end of the Interest Period then in effect with respect to such Libor Rate Loan.

                    (iv) Notwithstanding any provision in this Agreement to the contrary, if an Event of

                         Default shall have occurred, the unpaid principal and accrued interest under the Revolving Loan Note shall bear interest at the Default Rate. Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay a late fee of an amount equal to the lesser of five percent (5%) of such payment or One Hundred Dollars ($100.00).

               (e) The Revolving Loan shall mature on January 31, 1996. On April 30, 1995, and each anniversary of such date until this Agreement terminates, the Bank may, subject to the Bank's then existing credit and lending policy requirements, and provided no Event of Default has occurred hereunder, extend and renew the term of the Revolving Loan for an additional one (1) year period, in the Bank's sole discretion. If the Bank does not extend and renew the term of the Revolving Loan, then the Bank will consider, in its discretion, extending the then current maturity date of the Revolving Loan for a period of ninety (90) days during which Borrower may obtain replacement financing. If the Bank does not notify the Borrower that it has elected to renew and extend the Revolving Loan, then Bank shall be deemed to have declined to so renew and extend the Revolving Loan.

     2.2 TERM LOAN.

               (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein being true as of the date of the funding of the Term Loan, the Bank agrees to make an Advance in the form of a Loan to Borrower in the principal amount of Four Million Dollars ($4,000,000.00) on a term loan basis (the "Term Loan"). Borrower shall execute and deliver to the Bank that certain Term Loan Promissory Note (the "Term Loan Note") to evidence the Term Loan. The Borrower shall repay the principal of the Term Loan Note in thirty-six (36) equal, consecutive monthly payments of principal in the amount of One Hundred Eleven Thousand One Hundred Eleven Dollars ($111,111.00), which payment shall be due and payable on the first day of each month commencing on March 1, 1994, and continuing until January 31, 1997, on which date all amounts of outstanding principal and accrued interest shall be due and payable in full. Together with such principal payments, Borrower shall make payments of accrued interest under the Term Loan Note equal to the Prime Rate plus one-half percent (1/2%) or the Treasury Rate, at the option of Borrower exercised in the manner set forth in Section 2.1(c). Such interest rate, when elected, shall continue in effect for a twelve-month period until the next anniversary date of the funding of the Term Loan, on which date Borrower shall be permitted to make another election as to the interest rate to be applicable for the succeeding year. In the case of an Event of Default which is continuing, the Default Rate of interest shall apply to the Term Loan.

               (b) Notwithstanding any provision in this Agreement to the contrary, if an Event of Default shall have occurred and is continuing, the unpaid principal and accrued interest under the Term Loan Note shall bear interest at the Default Rate. Prior to maturity, if any payment of principal or interest is not paid when due, Borrower shall pay a late fee of an amount equal to the lesser of five percent (5%) of such payment or One Hundred Dollars ($100.00).

               (c) The Term Loan Note may be prepaid in whole or in part prior to maturity without premium or penalty.

               (d) In addition to any regularly scheduled payments due under the Term Loan Note, Borrower shall pay Bank, on an annual basis, twenty percent (20%) of the Prepayment Surplus. Such payments shall be due not later than June 1st of each calendar year continuing until the Term Loan is repaid in full. The first such payment shall be due June 1, 1995. Such payments shall be applied to the Term Loan, in inverse order of maturity.

     2.3 LETTER OF CREDIT FACILITY.

               (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein being true as of the date of issuance of the letters of credit described herein, the Bank may, in its absolute discretion, at the request of Borrower, issue for the account of Borrower one or more letters of credit (each a "Letter of Credit" and collectively the "Letters of Credit") upon such terms (including, without limitation, the execution and delivery by Borrower of such applications, notes and other instruments [not inconsistent with the terms of this Agreement] as Bank may require) and in such form and substance as are satisfactory to Bank in connection with the Borrower's purchase of goods in foreign markets intended to become Eligible Inventory which require the delivery of a letter of credit as a condition of shipment thereof. In no event shall the aggregate outstanding amount under all Letters of Credit (that is, that portion which has not already been drawn upon by the beneficiary thereof (the "Available Draw")) exceed Three Million Dollars ($3,000,000.00) (the "LC Facility"). Any portion of a Letter of Credit which has been drawn against shall constitute an Advance under the Revolving Loan pursuant to Section 2.1 for all purposes of this Agreement. The LC Facility shall be available to Borrower for a period concurrent with that of the Revolving Loan, shall only bear interest if, as, and when the LC Facility is drawn upon, and is subject to Borrower satisfying the terms, covenants, and conditions set forth in this Agreement and the Loan Documents.

               (b) For purposes of determining the Maximum Loan Amount permitted pursuant to Section 2.1, the issuance of a Letter of Credit by Bank shall limit the availability of Advances under the Revolving Loan as set forth in Section 2.1. In connection with the issuance and maintenance of each Letter of Credit, Borrower shall pay to the Bank fees and commissions as set forth in Section 8 hereof.

               (c) Borrower shall be obligated to reimburse Bank for any additional amounts, if any law, regulation or guideline which becomes effective after the date hereof or change in any law or regulation or in the interpretation thereof or any ruling, decree, judgment or recommendation by any regulatory body, court or any administrative or governmental authority charged or claiming to be charged with the administration thereof, shall either (i) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates any reserve requirement based upon the deeming of Letters of Credit to be deposits held by the Bank, special deposit requirement, insurance assessment or similar costs or requirement against or affecting letters of credit issued or to be issued hereunder or (ii) subject the Bank or any of its affiliates to any tax, charge, fee, deduction, withholding or similar costs of any kind whatsoever or (iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to the Bank's or an affiliate's capital or cost base for issuing such Letters of Credit which results in an increase in the capital requirement supporting such Letters of Credit or
                    (iv) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates any capital requirement, increased capital requirement or similar requirement such as the deeming of such Letters of Credit to be assets held by the Bank or any of its affiliates for capital calculation or other purposes, and the result of any events referred to in (i), (ii), (iii) or (iv) above shall be to increase the costs or decrease the benefit in any way to the Bank or any affiliate of issuing, maintaining or participating in such Letters of Credit, then the Borrower shall, on the tenth business day after receipt of written notice of such increased costs or decreased benefits or both to the Borrower by the Bank, pay to the Bank all such additional amounts which, in the Bank's sole good faith calculation as allocated to such Letters of Credit:

                    (i) in the case of events referred to in (i) and (ii) above, shall be sufficient to compensate it for all such increased costs, decreased benefits or both; or

                    (ii) in the case of events referred to in (iii) and (iv)
                         above, shall be an amount per annum, payable quarterly, equal to the product obtained by multiplying (i) the minimum percentage (expressed as a decimal) capital required by the appropriate regulatory bodies to be maintained for letter of credit risks of the type issued hereunder (taking into account any risk allocation percentage or weighing factor), times (ii) the amount of the Letters of Credit; and

                    (iii) all as certified by the Bank in said written notice to the Borrower, which certification shall be conclusive absent manifest error.

                    The Bank agrees not to seek reimbursement pursuant to this
                    Section 2.3(c) unless the Bank is seeking similar type reimbursement from its other borrowers or customers for whom it has issued letters of credit or has established a letter of credit facility.

         2.4 EVIDENCE OF LOANS. The Loans shall be evidenced by the Revolving Loan Note, the Term Loan Note, or any other promissory notes (collectively, the "Notes") in form satisfactory to Bank and shall bear interest on the daily outstanding balance thereof at the rate set forth herein. In case of any change in law or governmental rules, regulations, guidelines or orders (or any interpretations thereof) or the introduction of new laws, regulations or guidelines which become effective after the date hereof, which require Bank to reserve for unfunded credit commitments, Bank may charge Borrower an additional fee which will compensate Bank for such requirements, unless the Borrower reduces the amount of the unfunded commitment sufficient to obviate the need for such fee.

         The Bank shall make entries in its accounting system for the amount of each Advance made under the Agreement and all interest and fees as they accrue and shall credit such account for each payment of principal and interest and other amounts. Such accounts shall constitute rebuttably correct evidence of all amounts outstanding and all amounts advanced by the Bank pursuant to this Agreement.

         2.5 LOAN PAYMENTS. All payments of interest, principal and all other amounts owing hereunder or under the Notes shall be made by the Borrower to the Bank in immediately available funds at its principal office in Cincinnati, Ohio or at such other place as the Bank may designate in writing, at such times as shall be set forth herein or in the Notes or if not so set forth, such amounts shall be payable on demand. Borrower hereby authorizes Bank, at Bank's option, to charge any account or change or increase any Loan balance of Borrower at Bank for the payment or repayment of any interest or principal of the Loans or any fees, charges or other amounts due to Bank hereunder. Bank shall be permitted to apply funds in the Cash Collateral Account to the Obligations in such order of payment as it deems appropriate.

         SECTION 3. GRANT OF SECURITY INTEREST. To secure the payment and performance of all of the Obligations, as herein defined, the Borrower hereby grants to the Bank a continuing security interest in and assigns to the Bank all of the Collateral. The foregoing interest granted by Borrower to Bank shall be a first priority security interest and superior to all other liens and encumbrances with respect to all Collateral owned by Borrower, subject only to the Permitted Liens.

         SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that:

         4.1 ORGANIZATION AND AUTHORITY. (a) The Borrower is a partnership duly organized, validly existing and in good standing under the laws of the State of its organization and has the power and authority to conduct its business as now conducted and as proposed to be conducted while this Agreement is in effect;
(b) the execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby are within the authority of the Borrower and have been duly authorized by all proper and necessary partnership action; (c) the execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby will not violate or contravene any provisions of law or the partnership agreement of the Borrower, or result in a breach or default in respect of the terms of any other agreement to which the Borrower is a party or by which it is bound, which breach or default would result in the creation, imposition or enforcement of any lien against any of the Collateral, or would have a material adverse affect on the conduct of the Borrower's business as it is now being conducted and proposed to be conducted while this Agreement is in effect, or would otherwise impair the value of the security interest granted to the Bank hereunder; and (d) the Borrower is duly qualified and is in good standing and duly authorized to do business in every jurisdiction where the nature of its properties or the conduct of its business requires such qualification and authorization, as shown on Schedule 4.1 attached hereto, and where the failure to qualify would have a material adverse effect on the Borrower.

         4.2 BINDING EFFECT OF DOCUMENTS. This Agreement, the Notes and the other Loan Documents are legal and binding obligations of the Borrower enforceable in accordance with their terms.

         4.3 GOVERNMENT CONSENT. The execution and delivery of this Agreement, the Notes and the other Loan Documents and the performance of the transactions contemplated hereby and thereby do not require any approval or consent of any governmental agency or authority, or of any other party.

         4.4 FINANCIAL STATEMENTS. The Borrower has delivered to the Bank copies of its financial statements as of and for the year or other period ending December 31, 1992, prepared by KPMG Peat Marwick. All of these financial statements are true and correct, are in accordance with the respective books of account and records of the Borrower and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and fairly present the financial condition of the Borrower and its assets and liabilities and the results of its operations as at such date.

         4.5 NO CHANGE IN FINANCIAL CONDITION. Since the ending date of the financial statement described in Section 4.4, there has been no change in the assets, liabilities, financial condition or operation of the Borrower, other than changes in the ordinary course of business, the effect of which have not, individually or in the aggregate, been materially adverse.

         4.6. NO OTHER LIABILITIES. Except to the extent reflected in the financial statements described in Section 4.4, the Borrower, as of the date of this Agreement, does not know or have reasonable grounds to know of any basis for the assertion against it of any material liabilities or obligations of any nature, direct or indirect, accrued, absolute or contingent, including, without limitation, liabilities for taxes then due or to become due whether incurred in respect of or measured by the income of the Borrower for any period prior to the date of this Agreement or arising out of transactions entered into, or any state of facts existing prior thereto.

         4.7 TAXES. The Borrower has filed all federal, state, local and other tax returns and reports required to be filed by it and such returns and reports are true and correct. The Borrower has paid all taxes, assessments and other governmental charges lawfully levied or imposed on or against it or its properties, other than those presently payable without penalty or interest.

         4.8 NO LITIGATION. Except as described in the attached Schedule 4.8 and disclosed from time to time pursuant to Section 5.9(g) hereof, there is no litigation or proceeding or governmental investigation pending or, to the knowledge of the Borrower, threatened against or relating to the Borrower, its properties or business which involves a claim or dispute which exceeds One Hundred Thousand Dollars ($100,000.00).

         4.9 COMPLIANCE WITH LAWS. The Borrower is not, to its knowledge, in violation of or default under any statute, law, ordinance, regulation, license, permit, order, writ, injunction or decree of any government, governmental department, commission, board, bureau, agency, instrumentality or court, which violation or default would have a material adverse effect on the business, properties or condition, financial or otherwise, of the Borrower.

         4.10 NO DEFAULTS. The Borrower is not, to its knowledge, in default under a material order, writ, judgment, injunction, decree, indenture, agreement, lease or other instrument or contract, which default would have a material adverse effect on the business, properties or condition, financial or otherwise, of the Borrower, or in the performance of any covenants or conditions respecting any of its indebtedness, and no holder of any indebtedness of the Borrower has given notice of any asserted default thereunder, and no liquidation or dissolution of the Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Borrower or its properties is pending or, to the knowledge of the Borrower, is threatened against Borrower.

         4.11 LOCATION OF COLLATERAL. The Borrower maintains places of business and owns Collateral only at those locations shown on Schedule 4.11 attached hereto (other than certain locations disclosed in writing to Bank or as otherwise permitted by Section 5.9(g) hereof) and incorporated by reference herein and maintains its chief executive office, and its books of account and records, including all records concerning Collateral, only at 31000 Aurora Road, Solon, Ohio 44139. All of such locations are locations where Borrower is a tenant leasing space or has a contractual arrangement to store Inventory.

         4.12 TITLE TO COLLATERAL. With respect to the Collateral, at the time the Collateral becomes subject to the Bank's security interest, the Borrower is and at all times will be the sole owner of and have good and marketable title to the Collateral, free from all liens, encumbrances and security interests in favor of any Person other than the Bank except Permitted Liens, and has full right and power to grant the Bank a security interest therein. All information furnished to Bank concerning the Collateral is and will be complete, accurate and correct in all material respects when furnished.

         4.13 RIGHTS OF BORROWER TO ACCOUNTS. As to each and every Account (a) it is a bona fide existing obligation, valid and enforceable against the Debtor for a sum certain for sales of goods shipped or delivered, or goods leased, or services rendered in the ordinary course of business; (b) all supporting documents, instruments, chattel paper and other evidence of indebtedness, if any, delivered to the Bank are complete and correct and valid and enforceable in accordance with their terms, and all signatures and endorsements that appear thereon are genuine, and all signatories and indorsers have full capacity to contract; (c) the Debtor is liable for and the Borrower has no reason to believe that Debtor will not make payment of the amount expressed in such Account according to its terms; (d) it will be subject to no discount, allowance or special terms of payment except in the ordinary course of business without the prior approval of the Bank; (e) it is subject to no dispute, defense or offset, real or claimed; (f) it is not subject to any prohibition or limitation upon assignment; (g) the Borrower has full right and power to grant the Bank a security interest therein and the security interest granted in such Accounts to the Bank in Section 3 hereof, when perfected, will be a valid first security interest which will inure to the benefit of the Bank without further action. The warranties set out herein shall be deemed to have been made with respect to each and every Account now owned or hereafter acquired by the Borrower.

         4.14 RIGHTS OF BORROWER IN INVENTORY. The Inventory is and will be saleable in the ordinary course of business and none of the inventory is or will be stored at a location (a) other than set forth on Schedule 4.11 or (b) with a bailee without the prior written consent of Bank.

         4.15 ACCURACY OF REPRESENTATION. No representation or warranty by or with respect to the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

         4.16 REPRESENTATIONS AS INDUCEMENT TO BANK. The foregoing representations and warranties are made by the Borrower with the knowledge and intention that the Bank will rely thereon, and shall survive the execution and delivery of this Agreement and the making of all Loans hereunder. The receipt of Borrower of each Loan Advance shall constitute a representation and warranty by Borrower that the representations and warranties of Borrower contained in this
Section 4 are true and correct as of the date of such Loan Advance, except to the extent such representations and warranties expressly relate to an earlier date.

         4.17 ENVIRONMENTAL PROTECTION. The Borrower (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property leased, owned or occupied by the Borrower (the "Premises"), or any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the Borrower's improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance with all applicable Environmental Laws, except for such non-compliance which would not have a material adverse effect on Borrower, its financial condition, its operations, or properties; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Borrower relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Borrower relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

         As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Water Quality Act of 1987,33 U.S.C. 1251, et seq., and the Clean Air Act, 42 U.S.C. 7401, et seq., and any other federal, state or local statute ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants and which are thereby exempt from or do not give rise to any violation of the aforementioned Environmental Laws.

         Further, the Company hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising out of or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under or about the Premises (whether by the Company or any employees, agents, contractor or subcontractors of the Company or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses
(a), (b) and (c) including, but not limited to reasonable attorneys' fees.

         The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires Borrower's interest in the Premises through foreclosure or otherwise.

         4.18 EMPLOYEE BENEFIT PLANS. Other than as set forth on Schedule 4.18 hereto, Borrower has no Plans which are subject to regulation under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA, and no fact or situation, including but not limited to any "Reportable Event," or "Prohibited Transaction," as such terms are defined in ERISA, exists which is or could in any way be construed as a violation of ERISA in connection with any Plan. Borrower has complied with all applicable provisions of ERISA, including minimum funding requirements, has made all filings required to be made by Borrower or any of its Plans under ERISA, has not applied for any extensions of time in which to make contributions to any Plan maintained by it or to which it is required to contribute, has timely made all contributions and paid all premiums required to be paid to the Pension Benefit Guaranty Corporation, and no matters are presently pending before the United States Labor Department or the Internal Revenue Service concerning any Plan maintained by Borrower to which it is required to contribute.

         4.19 EMPLOYEE RELATIONS. Other than as set forth on Schedule 4.19, Borrower is not a party to any collective bargaining agreement, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

         4.20 INTELLECTUAL PROPERTY. Other than as set forth on Schedule 4.20, Borrower does not own or utilize any patents, trademarks, trade names, copyrights or similar intellectual property rights, whether by license or otherwise.

         4.21 MATERIAL AGREEMENTS. Except as disclosed on Schedule 4.21 hereto, Borrower is not a party to nor is Borrower or any of its property bound by (a) any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which, if violated could have a material adverse effect on Borrower, its financial condition, operations or properties, (b) any debt instrument which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (c) any security agreement, mortgage, deed of trust, pledge, assignment or other document or arrangement where any lien upon any of Borrower's property exists in favor of any person other than Bank which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (d) any lease (capital, operating or otherwise), whether as lessee or lessor thereunder,
(e) any contract, commitment, agreement or other arrangement involving the purchase or sale of any of its property by Borrower, or the license of any right to or by Borrower, which, if terminated for any reason, could result in a material adverse effect on Borrower, its financial conditions, operations or properties, (f) any contract, commitment, agreement or other arrangement with any Affiliate which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (g) any management or employment contract or contract for personal services with any Person, not otherwise an Affiliate, which is not otherwise terminable at will or on less than ninety (90) days notice without liability which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (h) any collective bargaining agreement which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, (i) any pension plan, retirement plan, profit sharing plan, defined benefit or contribution plan, bonus plan, other compensatory or similar plan, other qualified or nonqualified plan, or "employee pension benefit plan" as defined in Section 3(2) of ERISA and all rules and regulations promulgated thereunder ("Plan") which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties, or (j) any other contract, agreement, understanding or arrangement which, if violated, could have a material adverse effect on Borrower, its financial condition, operations or properties.

     SECTION 5. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that until all of the Obligations have been paid in full, unless the Bank shall otherwise consent in writing, it shall:

         5.1 BOOKS AND RECORDS. Maintain complete and accurate books of account and records pertaining to the Collateral and the operations of the Borrower, and all such books of account and records shall be kept and maintained at the location specified in Section 4.11. The Borrower shall not move such books of account and records or change its chief executive office without giving the Bank at least thirty (30) days prior written notice. Prior to moving any of such books of account and records or changing the location of its chief executive office, the Borrower shall execute and deliver to the Bank financing statements satisfactory to the Bank. All such books of account and records and all financial statements and reports furnished to the Bank shall be maintained and prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

         5.2 ACCESS TO INFORMATION. Grant the Bank, or its representatives, full and complete access to the Collateral and to all books of account, records, correspondence and other papers relating to the Collateral during normal business hours and the right to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and to investigate such other records, activities and business of the Borrower as they may deem necessary or appropriate at the time. Borrower acknowledges and agrees that Bank shall have the absolute right, in addition to any other inspection or request pursuant hereto, to conduct two (2) audits during any fiscal year of the Borrower's facilities, its books and records and the Collateral, and such additional audits as Bank deems necessary or appropriate after an Event of Default occurs and is continuing.

         5.3 EVIDENCE OF ACCOUNTS. From time to time as the Bank may require, deliver to the Bank schedules of all outstanding Accounts. Such schedules shall be in form satisfactory to the Bank and shall show the age of such Accounts from date of invoice in intervals of not more than thirty (30) days (current and past due amounts), and contain such other information and be accompanied by such supporting documents as the Bank may from time to time prescribe. The Borrower shall also deliver to the Bank such other schedules and information as the Bank may reasonably request. The items to be provided under this Section are to be prepared and delivered to the Bank from time to time solely for its convenience in maintaining records of the Collateral and the Borrower's failure to give any of such items to the Bank shall not affect, terminate, modify or otherwise limit the Bank's security interest granted herein.

         5.4 FINANCIAL INFORMATION. During the term of the Loans, Borrower shall deliver the following to Bank:

         (a) Deliver to the Bank within forty-five (45) days after the close of each fiscal quarter of the Borrower, a statement of condition and statement of income and cash flows of Borrower for such period, accompanied by a calculation of the financial ratios in this Agreement, certified as complete and correct by the chief financial officer or general partner of Borrower, as well as a compliance certificate signed by the chief financial officer or a general partner of Borrower certifying that Borrower is in compliance with all the terms and conditions of this Agreement and that all representations and warranties of Borrower hereunder (other than Section 4.21) are true and accurate and further showing Borrower's compliance with all financial covenants herein;

               (b) within thirty (30) days after the end of each calendar month, an interim, unaudited balance sheet and related profit and loss statement and a report or schedule, as the case may be, of (i) wholesale Inventory with aging,
                    (ii) joint venture Inventory, (iii) a statement in such form as Bank may require of the current status and value of all Accounts and Inventory, including a breakdown of such Inventory and Accounts as are not Eligible Inventory or Eligible Accounts, respectively;

               (c) within forty five (45) days after the close of each fiscal quarter of Borrower, a schedule of all retail store locations operated by Borrower indicating the dates of opening of such stores, and reporting on gross sales from each location, the net income from each location and all direct and allocated expenses for each location;

               (d) deliver to the Bank not more than one hundred twenty (120) days after the close of each fiscal year of the Borrower, or within such further time as the Bank may permit, audited financial statements for Borrower including a balance sheet, a related income statement and statement of cash flows, prepared in accordance with generally accepted accounting principles by independent certified public accountants acceptable to the Bank, who shall give their unqualified opinion with respect thereto as well as an internally prepared and the auditors' unaudited schedule of selling, general and administrative expenses and, if any, the auditor's letter to management, provided that such financial statements shall be accompanied by a certified schedule of the Material Agreements as of the date of such financial statements;

               (e) within ten (10) days after the end of each month, a month-end reconciliation of the borrowing base reports together with an Accounts aging;

               (f) no less than thirty (30) days prior to the end of each fiscal year of Borrower, a plan of operations and budget for the following fiscal year, including a monthly breakdown of all categories, together with projections of income statements, balance sheets, cash flow budgets and related expenditures, which shall be accompanied by a description of the assumptions upon which such projections are based.

         5.5 OTHER INFORMATION. Furnish to the Bank such other financial and business information and reports in form and substance satisfactory to the Bank as and when the Bank may from time to time request.

         5.6 MAINTENANCE OF EXISTENCE AND LICENSES. While this Agreement remains in effect and until the Obligations have been paid in full, (a) maintain its existence in good standing; (b) make no change in the nature or character of its business as a wholesaler and retailer of non-durable consumer products;
(c) maintain and keep in full force and effect all licenses and permits neces-sary to the proper conduct of its business where the failure to do so would have a material adverse effect on Borrower, its financial condition, operations or properties and (d) at the request of the Bank, qualify as a foreign business and obtain all requisite licenses and permits in each state (other than the state of its organization) where the Borrower does business where the failure to do so would have a material adverse effect on Borrower, its financial condition, operations or properties.

         5.7 MAINTENANCE AND INSURANCE OF PROPERTIES. Maintain and keep all of its properties, real and personal, in good working order, condition and repair and insure and keep insured all such properties at all times against loss of damage by fire, theft, and such other risks and hazards as are customarily insured against by businesses in similar circumstances, or as the Bank may specify from time to time, with insurers and in amounts acceptable to the Bank (including coverage, equal to twice the Borrower's book value of Inventory owned by Borrower and jointly purchased). If the Borrower fails to do so, the Bank may obtain such insurance and charge the cost thereof to the Borrower's account and add it to the Obligations. Bank shall be named as an additional insured and loss payee on such insurance policies to the extent that such policies insure the Collateral. All policies shall provide for at least ten (10) days prior written notice of cancellation to the Bank. Borrower shall deliver at least annually to Bank, or sooner if Bank shall request, certificates of insurance evidencing the Borrower's compliance herewith. After the occurrence and during the continuance of an Event of Default, any and all sums received by Bank in payment of insurance losses, returns or unearned premiums or any other proceeds of insurance may, at the option of Bank, be applied to the payment of all or any part of the Obligations whether or not the same is then due and payable, as the Bank may direct but, prior thereto, Borrower may receive and be entitled to apply such proceeds in the ordinary course of business. After the occurrence and during the continuance of an Event of Default, Borrower hereby assigns to Bank any return or unearned premium which may be due upon cancellation of any such policies for any reason and directs the insurers to pay Bank any amount so due. Bank or Bank's designated agent is hereby constituted and appointed Borrower's attorney-in-fact to (either in the name of Borrower or in the name of Bank) make adjustments of all insurance losses, sign all applications, receipts, releases and other papers necessary for the collection of any such loss, and any return or unearned premium, execute proof of loss, make settlements and endorse and collect all instruments payable to Borrower or issued in connection therewith. Notwithstanding any action by Bank hereunder, any and all risk of loss or damage to Borrower's inventory, equipment and other assets, including any risk as to the extent of any and all deficiencies in the effective insurance coverage thereof, is hereby expressly assumed by Borrower.

         5.8 LIABILITY INSURANCE. At all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption and other insurance as may be reasonably required by Bank, such insurance to be provided by insurer(s) acceptable to Bank, and if requested by Bank, such insurance shall name Bank as an additional insured. Copies of such policies or certificates of insurance shall be provided to Bank immediately upon issuance, or upon the request of Bank.

         5.9 NOTICE OF CERTAIN EVENTS. Give prompt notice in writing to the Bank of any of the following:

               (a) Thirty (30) days prior written notice of any proposed change in any location where Borrower's Inventory is maintained and any new locations where Borrower's Inventory is to be maintained, and a notice confirming the occurrence of any such change;

               (b) The location of any new places of business and the change in or close of any of its existing places of business;

               (c) Thirty (30) days prior notice of any proposed change in Borrower's name or any trade name of Borrower, and a notice confirming the occurrence of any such change;

               (d) Any incident of loss or damage to Borrower's Equipment, Inventory or other physical assets, the cost of replacement of which exceeds Two Hundred Fifty Thousand Dollars ($250,000.00);

               (e) Any event occurring after the execution hereof which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth herein and any material adverse change in financial condition, operations or properties of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Loan Documents including, but not limited to; a default or receipt of a notice of default under any Material Agreement;

               (f) Any Event of Default hereunder, or any fact or circumstance or a combination thereof which with the delivery of notice or the passage of time would constitute an Event of Default hereunder; or

               (g) Notwithstanding Section 5.9(a) above, Borrower will provide five (5) business days prior written notice of the location of any Inventory purchased jointly with any other Person, provided however, such notice is not required if Borrower reasonably anticipates that such Inventory will be held at such location for less than thirty (30) days after the date Borrower pays for such Inventory and the fair market value of such Inventory does not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00).

         5.10 PAYMENT OF TAXES. Pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it and its properties prior to the date when such taxes, assessments or charges shall become delinquent, unless the Borrower shall contest the validity thereof in good faith with appropriate proceedings diligently pursued and shall post any bond or other security required by applicable law or adequate book reserves in accordance with GAAP have been established and are reasonably acceptable to Bank.

         5.11 DEALINGS IN INVENTORY. With respect to the Inventory, sell or dispose of the Inventory only to buyers in the ordinary course of business. In the event of any change in location of any of the Inventory, Borrower will, prior to any such change, execute and deliver to the Bank such financing statements satisfactory to the Bank as the Bank may request.

         5.12 CLAIMS AGAINST BORROWER. Immediately upon learning thereof, report to the Bank any claim or dispute asserted by any Debtor or other obligor, and any other matters materially affecting the value and enforceability or collectibility of any of the Collateral and shall report to Bank, upon its request, any reclamation, return or repossession of goods. In addition, the Borrower shall , at its sole cost and expense (including attorney's fees), settle any and all such claims and disputes and indemnify and protect the Bank against any liability, loss or expense arising therefrom or out of any such reclamation, return or repossession of goods, provided, however, if the Bank shall so elect, it shall have the right upon and during the continuance of an Event of Default to settle, compromise; adjust or litigate all claims or disputes directly with the Debtor or other obligor upon such terms and conditions as it deems advisable and charge all costs and expenses thereof (including attorneys' fees) to the Borrower's account and add them to the Obligations.

         5.13 DEFENSE OF COLLATERAL. Defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and pay all costs and expenses (including attorneys' fees) incurred in connection with such defense.

         5.14 FINANCING STATEMENTS. At the request of the Bank, execute and deliver such financing statements, documents and instruments, and perform all other acts as the Bank deems necessary or desirable, to carry out and perform the intent and purpose of this Agreement, and pay, upon demand, all expenses (including attorneys' fees) incurred by the Bank in connection therewith. A photocopy of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

         5.15 FINANCIAL COVENANTS. Maintain the following financial covenants:

               (a) Tangible Net Worth at all times greater than Nine Million Five Hundred Thousand Dollars ($9,500,000.00) through December 31, 1994 and increasing each calendar year thereafter (on a cumulative basis) in the amount of One Hundred Thousand Dollars ($100,000.00).

               (b) A ratio of Liabilities (excluding the Subordinated Notes, the Contingent Notes and any accrued but unpaid Distributions during the prior twelve (12) month period) to Tangible Net Worth at all times of not more than 2.5 to 1.0.

               (c) A Debt Service Ratio of 1.05 to 1.0 for the fiscal year to date periods ending June 30, 1994 and September 30, 1994;
                    1.25 to 1.0 for the fiscal year to date period ending December 31, 1994 and 1.5 to 1.0 thereafter for each immediately preceding twelve (12) month period.

               (d) An Interest Coverage Ratio of 2.50 to 1.0 for the fiscal year to date periods ending June 30, 1994, September 30, 1994 and December 31, 1994; and 2.5 to 1.0 thereafter for each immediately preceding twelve (12) month period.

               (e) Net Working Capital at all times of not less than Nine Million Five Hundred Thousand Dollars ($9,500,000.00).

               (f) A ratio of Current Assets to Current Liabilities (excluding that portion of the Scheduled Principal Payments in respect of the Subordinated Notes which come due during the twelve
                    (12) month period
                    immediately subsequent to the date of determining Current Liabilities) at all times of not less than 1.5 to 1.0.

         5.16 MAINTENANCE OF BANK ACCOUNTS. Except as otherwise agreed from time to time in writing, maintain all of its depository accounts with Bank, including without limitation, all demand deposit, lock box, time deposit, concentration and zero balance accounts except, however, certain accounts need not be maintained at the Bank provided arrangements acceptable to the Bank have been established for the immediate transfer of funds to accounts maintained at Bank or Bank no longer maintains local branch offices in the Greater Cleveland area..

         5.17 COMPLIANCE WITH LEASES. Borrower will comply in all material respects with the provisions of all leases to which it is a party or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder; PROVIDED, HOWEVER, that the Borrower may cancel, surrender or modify any lease or leases or contest in good faith any provision thereof if such action is reasonably deemed by the Borrower advantageous to its business and if no forfeiture, other than reasonable settlement payments in connection with such surrenders or cancellations, under any such lease results therefrom.

         5.18 ERISA. The Borrower shall with respect to any pension plan or profit-sharing plan in effect now or in the future:

               (a) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 of ERISA with respect to its plan,

               (b) promptly, after the filing thereof, furnish to the Bank copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with its plan for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103,

               (c) notify the Bank immediately of any fact, including, but not limited to, any "Reportable Event," as that term is defined in Section 4043 of ERISA, arising in connection with the plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the plan,

               (d) notify the Bank of any "Prohibited Transaction" as that term is defined in Section 406 of ERISA.

         The Borrower will not:

               (e)  engage in any "Prohibited Transaction," or

               (f) terminate any such plan in a manner which could result in the imposition of a lien on the property of the Borrower pursuant to Section 4068 of ERISA.

         5.19 KEY-MAN LIFE INSURANCE. Borrower shall obtain and maintain a Key-Man Life Insurance policy on each of Reuven Dessler and Jacob Koval in an amount not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) each. Each such policy shall be collaterally assigned to the Bank. After an Event of Default any proceeds received by Bank in respect of such insurance may be applied to the Loans in an order determined by Bank in its sole discretion, however, prior to an Event of Default, such proceeds shall be applied to the Term Loan.

     SECTION 6. NEGATIVE COVENANTS. The Borrower covenants and agrees that until the Obligations have been paid in full, unless the Bank shall consent in advance in writing, it shall not:

         6.1 SALE OF ASSETS OR MERGER. Discontinue its business or liquidate, sell, transfer, assign or otherwise dispose of a material part of its assets or of the Collateral, by sale, merger, consolidation or otherwise, provided, however, that it may (a) sell in the ordinary course of business and for a full consideration in money or money's worth, any product, merchandise or service produced, marketed or furnished by it and (b) sell any equipment owned by Borrower which becomes obsolete.

         6.2 LIENS AND ENCUMBRANCES. Sell, assign, pledge, grant or suffer to exist a security interest, lien, mortgage or other encumbrance on any of the Collateral to any person other than the Bank, or permit any lien, encumbrance or security interest to attach to any of the Collateral, except in favor of the Bank and except Permitted Liens.

         6.3 CONTINGENT LIABILITIES. Endorse, guarantee or become surety for the obligations of any Person, firm or corporation, except that the Borrower may endorse checks and negotiable instruments for collection or deposit in the ordinary course of business and except with respect to Inventory not owned by Borrower but in Borrower's possession and for which the risk of loss is born by Borrower, provided Borrower maintains the insurance set forth in Section 5.7 hereof.

         6.4 LOANS. Make any loans or other advances of money, or grant extensions of credit which in the aggregate exceed Five Thousand Dollars ($5,000.00) during any fiscal year (other than normal extensions of trade credit in the ordinary course of business and reasonable salary, travel or relocation advances, and other similar advances in the ordinary course of business) to any Person. Borrower also shall not repay any existing loans made to it by its Affiliates, except for scheduled payments of the Subordinated Notes and Contingent Notes, in accordance with their terms, this Agreement,the Subordination Agreement between Borrower and Bank dated as of the date of this Agreement and in accordance with Section 6.9 hereof.

Notwithstanding any other provisions contained herein, Borrower shall make no payments due under the Subordinated Notes or the Contingent Notes (a) if there has occurred and is continuing an Event of Default and (b) in the case of the Contingent Notes, except in accordance with Section 6.9 hereof. Furthermore, Borrower shall not make any payments under the Subordinated Notes (i.e. prepayments), other than the Scheduled Principal Payments with respect to the Subordinated Notes, except in accordance with the terms of this Agreement and the other Loan Documents and after payment in full of the Term Loan.

         6.5 DISTRIBUTIONS. Make any Distribution or other payments (by way of redemption or otherwise) to any of its partners, provided, however, that Borrower shall be permitted to make (a) Distributions in an amount equal to any tax liability of the partners of Borrower due solely as a result of being a partner of Borrower or if such partner is an S corporation equal to the tax liability of the shareholders of such partner in respect of the Borrower's operations, (b) Distribution to employees of Borrower (other than Reuven Dessler or Jacob Koval) as a redemption of such employees' equity interests in Borrower pursuant to Borrower's Employee Equity Plan, provided such Distribution does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per calendar year, (c) Distributions equal to the "Preferred Return", as such term is defined in Borrower's Amended and Restated Agreement of Limited Partnership and (d) any other Distribution provided such Distribution does not exceed fifty percent (50%) of the Borrower's annual Cash Surplus, less the Scheduled Principal Payments. Notwithstanding the foregoing, no Distributions pursuant to
(c) or (d) shall be permitted if there is any Event of Default or if such payment would cause an Event of Default or cause a violation of any of the financial covenants contained in this Agreement.

         6.6 DEALINGS WITH ACCOUNTS. Compromise or discount any Account except for ordinary trade discounts or allowances for prompt payment, or other discounts or credits in the ordinary course of business.

         6.7 INVESTMENTS. Change its name or consolidate or merge with any other entity or acquire or purchase any equity interest in any other entity, including shares of stock of other corporations, or acquire or purchase any assets or assume any obligations, except that the Borrower is permitted to (a) own notes and other receivables acquired in the ordinary course of business, (b) maintain its investment as of the date hereof in Star Plast and (c) and acquire any other equity interest in any Person in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate.

         6.8 CHANGE IN MANAGEMENT OR BUSINESS. Change its management or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Loans, as determined by the Bank. Reuven Dessler shall continue to hold the position of President of Borrower and perform the duties of that position and Jacob Koval shall continue to hold the position of Vice President of Borrower and perform the duties of that position, provided, however, if Reuven Dessler or Jacob Koval is terminated as a result of death, long-term disability or otherwise, Borrower shall be in compliance with this Section 6.8 if within ninety (90) days thereafter Borrower appoints a replacement reasonably acceptable to Bank.

         6.9 CHANGE IN OWNERSHIP. Notwithstanding the terms of the Subordinated Notes and/or the Contingent Notes to the contrary, no payment shall be due from Borrower under either the Subordinated Notes or the Contingent Notes as a result of "Qualified Public Offering" or "Sale" as such terms are defined in the Contingent Notes except as provided in this Section 6.9. If (a)(i) Borrower or any successor to Borrower successfully completes a "Qualified Public Offering" as that term is defined in the Contingent Notes (herein an "IPO") at any time prior to July 14, 1997, or (ii) a "Sale" occurs as defined in the Contingent Notes at any time prior to July 14, 1997 and (b) provided the net cash proceeds to Borrower as a result of such IPO or Sale are at least Ten Million Dollars ($10,000,000.00) (or at least Five Million Dollars ($5,000,000.00) after the Term Note has been indefeasibly repaid in full in accordance with the terms of the Provident Loan Agreement), then the holders of the Subordinated Notes and the Contingent Notes shall be entitled to receive a payment from the proceeds of such IPO or Sale equal to the amounts due thereunder at the time of such IPO or Sale in the order set forth below, provided no Event of Default has occurred and is continuing under the Provident Loan Agreement. All proceeds from such IPO or Sale will be applied in the following order and to the extent available, provided no Event of Default has occurred and is continuing under the Provident Loan Agreement:

               (i)  Payment of the Subordinated Notes;

               (ii) Payment of the Term Loan;

               (iii) Payment of the Contingent Notes; and

               (iv) Redemption of Preferred Capital as defined in Borrower's
                    Amended and Restated Agreement of Limited Partnership.

         6.10 TRANSACTIONS WITH AFFILIATES. Enter into, or be a party to, any transaction with any of Borrower's Affiliates, except in the ordinary course of business, pursuant to the reasonable requirements of Borrower's business, and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower than Borrower could obtain in a comparable arm's length transaction with a person not an Affiliate of Borrower. The Financial Advisory Agreement dated July 14, 1992 by and between Borrower and ZS Fund L.P. ("Advisory Agreement") shall not be amended, revised or otherwise modified without the prior written consent of the Bank. In addition, no payments pursuant to the Advisory Agreement shall be made by Borrower after an Event of Default, or if such payment would cause an Event of Default, or such payment otherwise would cause a violation of Section 5.15 of this Agreement.

         6.11 AMENDMENTS TO PARTNERSHIP AGREEMENT AND NOTES. Borrower will not cause or permit any material amendment to the terms and provisions of its partnership agreement or permit any amendment to the Subordinated Notes and/or the Contingent Notes which amendment contains terms less favorable to the Bank and/or the Borrower.

         6.12 INDEBTEDNESS. Borrower shall not directly or indirectly create, incur, assume, guaranty or be or remain liable with respect to any Indebtedness, except for (a) any Indebtedness to Bank pursuant to this Agreement; (b) other Permitted Indebtedness; (c) purchase money indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per year; (d) the Contingent Notes; (e) the Subordinated Notes; and (f) the existing Indebtedness listed in Schedule 6.12 of this Agreement.

         6.13 OTHER LETTERS OF CREDIT. Borrower will not request or obtain any letters of credit from any financial institution or other provider of letters of credit other than Bank.

         6.14 CAPITAL EXPENDITURES. Borrower shall not expend funds or accrue expense for any machinery, equipment, real or personal property or any other type of property, including through direct purchases and capitalized lease obligations, in excess of One Million Dollars ($1,000,000.00) in any fiscal year.

         6.15 COMPENSATION TO PRINCIPALS. Borrower shall not pay or otherwise compensate, directly or indirectly, Reuven Dessler, Jacob Koval and/or Sruly Wolf for services rendered as employees of Borrower an amount in excess of the compensation set forth in their respective Employment Agreements dated July 14, 1992. Borrower shall not amend, revise or modify such Employment Agreements or the Borrower's Key Employee Incentive Compensation Plan as in effect on the date hereof unless the terms of such amendments, revision or modification contain terms more favorable to Borrower.

     SECTION 7. COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT.

         7.1 RECEIPTS IN RESPECT OF COLLATERAL. All collections on the Collateral shall be directed to a lock box at Bank. All collections on the Collateral received by Borrower shall be as an agent of the Bank. All collections on the Collateral shall be the property of the Bank, shall be held in trust for the Bank by the Borrower and shall not be commingled with the Borrower's other funds or be deposited in any bank account of the Borrower (except for the Cash Collateral Account or any bank account permitted pursuant to Section 5.16), or used in any manner except to pay the Obligations. Borrower shall immediately deposit all collections on the Collateral in the Cash Collateral Account of Borrower maintained at Bank for that purpose, over which the Bank alone shall have the sole power of withdrawal. On a daily basis, Bank will apply all or part of the collected balance of the Cash Collateral Account against the Obligations, the amount, order and method of such application to be in the sole discretion of Bank provided the Bank shall not utilize such funds as a prepayment of the Term Loan prior to an Event of Default. The Bank shall apply any funds deposited in the Cash Collateral Account on the next business day after the day of deposit. Any part of the collected balance in the Cash Collateral Account which the Bank elects not to apply to Borrower's Obligations may be paid over and deposited by Bank to the Borrower's commercial account. The crediting of items deposited in the Cash Collateral Account to the reduction of the Obligations shall be conditioned upon final payment of the item and if any item is not so paid, the amount of any credit given for it may be charged to the Obligations or to any other deposit account of the Borrower, whether or not the item is returned.

         7.2 NOTICE OF ASSIGNMENT. After the occurrence and during the continuance of an Event of Default the Bank shall have the right at any time to notify Debtors of its security interest in the Accounts and to require payments to be made directly to the Bank. Upon request of the Bank after the occurrence and during the continuance of an Event of Default Borrower will so notify the Account Debtors and will indicate on all billings to the Account Debtors that the Accounts are payable to the Bank. To facilitate direct collection, the Borrower hereby appoints the Bank and any officer or employee of the Bank, as the Bank may from time to time designate, as attorney-in-fact for the Borrower to (a) receive, open and dispose of all mail addressed to the Borrower and take therefrom any payments on or proceeds of Accounts; (b) take over the Borrower's post office boxes or make other arrangements, in which the Borrower shall cooperate, to receive the Borrower's mail, including notifying the post office authorities to change the address for delivery of mall addressed to the Borrower to such address as the Bank shall designate; (c) endorse the name of the Borrower in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other evidences or payment or Collateral that may come into the Bank's possession; (d) sign and endorse the name of the Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Debtor, to drafts against Debtors, to assignments of Accounts and to notices to Debtors; and (e) do all acts and things necessary to carry out this Agreement, including signing the name of the Borrower on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted by the Uniform Commercial Code. The Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Bank nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any of the Obligations remain unsatisfied.

         7.3 ENFORCEMENT OF ACCOUNTS. The Bank shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instruments received in payment thereof or for any damage resulting therefrom. The Bank may, after the occurrence and during the continuance of an Event of Default and without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligator thereon. The Bank is authorized to accept the return of the goods represented by any of the Accounts, without notice to or consent by the Borrower, or without discharging or any way affecting the Obligations hereunder.

         7.4 RETURNED OR REJECTED GOODS. After the occurrence and during the continuance of an Event of Default or upon receipt of any returned or rejected goods in an amount in excess of One Hundred Thousand Dollars ($100,000.00) the Borrower shall immediately issue and deliver a copy of a credit memo to the Bank with respect thereto. Or, at the Bank's election, the Borrower shall set aside such goods, mark them in the Bank's name and hold them in trust for the Bank at the Borrower's expense, and, upon request, shall pay the Bank the sales price thereof. If the Bank shall request the Borrower to pay the sales price of such goods and the Borrower fails to forthwith pay the sales price to the Bank, the Bank may take possession of such goods and sell or cause the goods to be sold, at public or private sale, at such prices, to such purchasers and upon such terms as the Bank deems advisable. The Borrower shall remain liable to the Bank for any deficiency and shall pay the costs and expenses of such sale, including reasonable attorneys' fees.

         7.5 ACCOUNT VERIFICATION. The Bank may confirm and verify all Accounts in any reasonable manner after an Event of Default has occurred. Further, the Bank shall at any other time be permitted to confirm and verify Accounts in accordance with the following procedure:

               (a) such verifications by the Bank will occur not more than once per year;

               (b)  verification letters substantially in the form of Exhibit
                    7.5 will be addressed by the Bank, but typed on the Borrower's letterhead, signed (unaddressed) by an authorized representative of the Borrower and be mailed by the Bank, but not contain any reference to the Bank;

               (c) verification letters will contain a return envelope addressed to "Auditors" at a post office box, but not contain the Bank's name; and

               (d) the Bank will not otherwise contact any Debtors without prior consent of the Borrower.

Bank shall have no obligation to disclose or discuss with Borrower the names or identities of any customers from whom the Bank obtains or requests information as to Accounts. Borrower agree to cooperate with Bank at the confirmation and verification of any such accounts, or reconciling any discrepancy between those amounts verified by the Bank and information provided to the Bank by Borrower. After notifying Borrower, Bank may exclude the amount of any such discrepancy from Eligible Accounts until it is satisfied as to the correct balance of such Account.

         7.6 LIMITATION OF BANK'S LIABILITY. The Bank shall not be liable for or prejudiced by any loss, depreciation or other damage to Accounts or other Collateral unless caused by the Bank's willful and malicious act, and the Bank shall have no duty to take any action to preserve or collect any Account or other Collateral.

     SECTION 8. SERVICE CHARGES. In addition to the principal and interest on the Loans and the reimbursement of expenses to Bank pursuant to this Agreement, the Borrower shall pay to the Bank a monthly service charge for the services provided by Bank in connection with this Agreement in the amount of Four Hundred Dollars ($400.00), which service charge may be increased (by not more than twenty-five percent (25%)) or decreased more than once per year in the sole discretion of Bank upon ninety 90 days prior written notice to Borrower, payable monthly with the loan payments hereunder. In addition to the monthly service charge, Borrower shall pay to Bank (i) an annual facility fee of 3/8 of one percent (1%) of the unused portion of the Revolving Loan (determined at the end of each fiscal quarter based upon the average daily balance outstanding under the Revolving Loan Note during the preceding quarter) payable quarterly in arrears; (ii) a negotiation commission of one quarter (1/4) of one percent (1%) of the stated amount of any Letter of Credit issued pursuant hereto payable upon issuance, plus an issuance fee of Forty Dollars ($40.00) for each such Letter of Credit; and (iii) any fees due under the Lock Box Service Agreement between Bank and Borrower. All such fees shall be payable in full within ten (10) days of a billing from Bank in respect thereof.

     SECTION 9. ONE GENERAL OBLIGATION: CROSS COLLATERAL. All loans and advances by Bank to Borrower under this Agreement and under all other agreements constitute one loan, and all indebtedness and obligations of Borrower to Bank under this and under all other agreements, present and future, constitute one general obligation secured by the Collateral and security held and to be held by Bank hereunder and by virtue of all other assignments and security agreements between Borrower and Bank now and hereafter existing. It is expressly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement and to any other agreements, present and future, between Bank and Borrower. In the event that this Agreement is terminated, the Bank agrees to release its liens and security interest in the Collateral and the Obligations shall no longer be secured by the Collateral.

     SECTION 10.  EVENTS OF DEFAULT AND REMEDIES.

         10.1 EVENTS OF DEFAULT. The following shall constitute Events of Default under this Agreement, it being agreed that time is of the essence hereof: (a) failure of the Borrower to pay when due any of the Obligations;
(b) failure of the Borrower to observe or perform any covenant contained in this Agreement or in any other agreement between the Borrower and the Bank;
(c) discovery that any representation or warranty at any time made by the Borrower to the Bank in this Agreement or in any other agreement between the Borrower and the Bank, or in any document or instrument delivered to the Bank pursuant to this Agreement or any such other agreement is, or becomes, untrue or misleading in any material respect; (d) acceleration of the maturity of any of the Obligations; (e) any misrepresentation by the Borrower, orally or in writing, to the Bank for the purpose of obtaining credit or an extension of credit; and (f) suspension by the Borrower of the operation of its present business, or the insolvency of the Borrower, or the inability of the Borrower to meet its debts as they mature, or its admission in writing to such effect, or its calling any meeting of all or any of its creditors or committing any act of bankruptcy, or the filing by or against the Borrower of any petition under any provision of the Bankruptcy Act, as amended, or the entry of any judgment or filing of any lien against the Borrower. Notwithstanding the foregoing, Bank shall provide Borrower with (i) two (2) business days' notice and opportunity to cure any default arising from the failure of Borrower to pay when due any of the monetary Obligations owed to Bank, (ii) fifteen (15) calendar days' notice and opportunity to cure any violation of the covenants contained in Section 5.15 and (iii) thirty (30) calendar days' notice and opportunity to cure any other act or omission constituting an Event of Default under the Loan Documents OTHER THAN as set forth in Section 10.1(c), (d), (e) and (f) and Sections 6 and 7 of this Agreement for which no notice is required and no opportunity to cure is available without the written consent of Bank.

         10.2 RIGHTS OF BANK UPON DEFAULT. Upon the occurrence of an Event of Default described in Section 10.1, the Bank at its option may: (a) declare the Obligations of the Borrower immediately due and payable, without presentment, notice, protest or demand of any kind for the payment of all or any part of the Obligations (all of which are expressly waived by Borrower) and exercise all of its rights and remedies against the Borrower and any Collateral provided herein or in any other agreement between Borrower and Bank and (b) exercise all rights granted to a secured parry under the Ohio Uniform Commercial Code or otherwise. Upon the occurrence of an Event of Default, Bank may take possession of the Collateral, or any part thereof, and Borrower hereby grants Bank authority to enter upon any premises on which the

Collateral may be situated, and remove the Collateral from such premises or use such premises, together with the materials, supplies, books and records of Borrower, to maintain possession and/or the condition of the Collateral and to prepare the Collateral for sale. Borrower shall, upon demand by Bank, assemble the Collateral and make it available at a place designated by Bank which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Bank will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sales or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of the Borrower shown at the beginning of this Agreement at least 5 days prior to the time of such sale or disposition.

         10.3 APPLICATION OF PROCEEDS. The Bank shall have the right to apply the proceeds of any disposition of the Collateral to the payment of the Obligations in such order of application as the Bank may, in its sole discretion, elect.

         10.4 REMEDIES CUMULATIVE. The rights, options and remedies of the Bank shall be cumulative and no failure or delay by the Bank in exercising any right, option or remedy shall be deemed a waiver thereof or of any other right, option or remedy, or waiver of any Event of Default hereunder, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. Bank shall not be deemed to have waived any of the Bank's rights hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver be in writing and signed by the Bank.

     SECTION 11. MISCELLANEOUS.

         11.1 GOVERNING LAW; JURISDICTION AND VENUE. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio. The Bank and Borrower hereby designate all courts of record sitting in Cleveland, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement or the transactions contemplated by this Agreement may be prosecuted as to all parties, their successors and assigns, and by the foregoing designation the Bank and Borrower consent to the jurisdiction and venue of such courts.

         11.2 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE BANK TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES ThE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

         11.3 OTHER WAIVERS. The Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of Loans made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

         11.4 COLLECTION COSTS. All costs and expenses incurred by the Bank to obtain, enforce or preserve the security interests granted by this Agreement and to collect the Obligations, including, without limitation, stationery and postage, telephone and telegraph, secretarial and clerical expenses, the fees or salaries of any collection agents utilized, all costs to maintain and preserve the Collateral and all attorneys' fees and legal expenses incurred in obtaining or enforcing payment of any of the Obligations or foreclosing the Bank's security interest in any of the Collateral, whether through judicial proceedings or otherwise, or in enforcing or protecting its rights and interests under this Agreement or under any other instrument or document delivered pursuant hereto, or in protecting the rights of any holder or holders with respect thereto, or in defending or prosecuting any actions or proceedings arising out of or relating to the Bank's transactions with the Borrower, shall be paid by the Borrower to the Bank, upon demand, or, at the Bank's election, charged to the Borrower's account and added to the Obligations, and the Bank may take judgment against the Borrower for all such costs, expense and fees in addition to all other amounts due from the Borrower hereunder.

         11.5 EXPENSES. The Borrower shall reimburse the Bank for all out-of-pocket costs and expenses incurred by the Bank in connection with the preparation of this Agreement and the making of the Loans hereunder, including the reasonable fees and expenses of the Bank's counsel (which Bank agrees shall not exceed Thirty Five Thousand ($35,000.00)), and for all Uniform Commercial Code searches, filing, recording and other costs connected with the perfection of the Bank's security interest in the Collateral.

         11.6 NOTICES. All notices, requests, directions, demands, waivers and other communications provided for herein shall be in writing and shall be deemed to have been given or made when delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, addressed to the Borrower or the Bank, as the case may be, at their respective addresses set forth at the beginning of this Agreement. Notices of changes of address shall be given in the same manner.

         11.7 SEVERABILITY. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.8 ENTIRE AGREEMENT, MODIFICATION, BENEFIT. This Agreement shall constitute the entire agreement of the parties and no provision of this Agreement, including the provisions of this Section, may be modified, deleted or amended in any manner except by agreement in writing executed by the parties. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, however, that (a) the Borrower shall not assign or transfer its rights hereunder, and (b) Bank shall not assign the Loans or its rights hereunder, (i) provided the foregoing will not result in any violation of law, rule or regulation applicable to Bank and (ii) unless an Event of Default occurs and is continuing for a period of sixty (60) days and after written notice to Borrower.

         11.9 CONSTRUCTION. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require.

         11.10 HEADINGS. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

         11.11 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

         11.12 NONLIABILITY OF BANK. The relationship between the Borrower and the Bank shall be solely that of borrower and lender. The Bank shall not have any fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         11.13 WARRANT OF ATTORNEY. The Borrower(s) authorize any attorney at law, including an attorney engaged by the Bank, to appear in any court of record in the State of Ohio or any other State or Territory of the United States, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against the Borrower(s) or any one of them in favor of the Bank, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution, but no such judgment or judgments against any one of the Borrower(s) shall be a bar to a subsequent judgment or judgments against any one or more than one of such persons against whom judgment has not been obtained hereon. The Borrower(s) hereby expressly waive any conflict of interest that the Bank may have in confessing such judgment against Borrower(s) and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against Borrower(s). This warrant of attorney to confess judgment is a joint and several warrant of attorney. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the Bank nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrower(s) or any one or more of them.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers.

                                   BANK:

                                                  THE PROVIDENT BANK


                                   By: /s/ LEW GOODMAN
                                      ----------------------------------
                                   Its:    Key V.P.
                                       ---------------------------------

WARNING-BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.
--------------------------------------------------------------------------------
IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT
----------------------------------------------------------------------------
YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU
------------------------------------------------------------------------------
REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED
-------------------------------------------------------------------------------
GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY
----------------------------------------------------------------------------
OTHER CAUSE.
------------

                              BORROWER:

                                              MAZEL COMPANY L.P.,
                                         a Delaware limited partnership

                              By:               ZS MAZEL L.P.,
                                         a Delaware limited partnership
                                         General Partner of Mazel Company L.P.

                              By:               ZS MAZEL, INC.
                                              a Delaware corporation,
                                          General Partner of ZS Mazel L.P.

                              By: /s/ Ned L. Sherwood
                                 -----------------------------------
                              Name: Ned L. Sherwood
                                   ---------------------------------
                              Its: Secretary
                                  ----------------------------------

                              And By:           MAZEL/D&K INC.,
                                             an Ohio corporation


                              By: /s/ Reuven D. Dessler
                                 -----------------------------------
                              Name: Reuven D. Dessler
                                   ---------------------------------
                              Its: President
                                  ----------------------------------

                         FIRST AMENDMENT TO ASSET BASED
                           LOAN AND SECURITY AGREEMENT

                  This First Amendment to Asset Based Loan and Security Agreement (the "Amendment"), dated as of December 14, 1994, between MAZEL COMPANY L.P. (the "Borrower") and PROVIDENT BANK (the "Lender").

                                    RECITALS:
                                    ---------

         A. The Borrower and the Lender have entered into that certain Asset Based Loan and Security Agreement (the "Original Agreement"), dated as of January 31, 1994.

         B. The Borrower and the Lender now desire to amend the Original Agreement as hereinafter set forth (the Original Agreement as amended by this Amendment being referred to as the "Agreement").

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1.01. DEFINITIONS. Capitalized terms used in this Amendment to the extent not otherwise defined herein shall have the same meanings as given to them in the Agreement.

         Section 2.01. AMENDMENT TO SUBSECTION 1.9. Subsection 1.9 of the Original Agreement is hereby amended by adding the following language thereto:

                  "For purposes of calculating the Debt Service Ratio, Distributions made by Borrower that are permitted pursuant to clause
         (a) of subsection 6.5 ("Tax Distributions") will be deemed to have been made (regardless of when actually made) quarterly based on Borrower's income during such quarter. Additionally, any Tax Distributions paid by Borrower in respect of tax liabilities of partners of Borrower for any period that precedes the period for which the Debt Service Ratio is being calculated will not be included in such calculation of the Debt Service Ratio, nor will any Tax Distributions made as a result of adjustments to taxable income due to the effect of Section 263A of the Internal Revenue Code."

         Section 2.02. AMENDMENT TO CLAUSE (c) OF SUBSECTION 5.15. Clause (c) of subsection 5.15 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  "A Debt Service Ratio of 1.05 to 1.0 for the fiscal year to date periods ending June 30, 1994 and September 30, 1994; 1.15 to 1.0 for the fiscal year to date periods ending December 31, 1994; 1.15 for each immediately preceding twelve (12) month period ending on and prior to December 31, 1995; and 1.5 to 1.0 thereafter for each immediately preceding twelve (12) month period."

         Section 3.01. AGREEMENT AND RELATED DOCUMENTS TO REMAIN IN FULL FORCE AND EFFECT. Except as expressly set forth herein, all of the terms and conditions of the Original Agreement and all agreements, documents, instruments and certificates executed thereunder are and shall remain in full force and effect.

         IN WITNESS WHEREOF, this agreement has been executed by the duly elected and authorized officers of the parties, as of the day and year first above written.

                                            MAZEL COMPANY L.P.

                                            By /s/ Susan Atkinson
                                               ---------------------------
                                                   Chief Financial Officer

                                            PROVIDENT BANK

                                            By  /s/ Theodore J. Karle, V.P.
                                               ---------------------------
                                                     Vice President
                                        2

                       FIRST AMENDMENT TO LOAN AGREEMENT
                       ---------------------------------

        This FIRST AMENDMENT TO LOAN AGREEMENT is entered into as of the     day
of December, 1995, by and between MAZEL COMPANY L.P. (herein called the "Borrower") and THE PROVIDENT BANK (herein called the "Bank").

        WHEREAS, Borrower and Bank entered into a certain Asset Based Loan and Security Agreement dated as of January 31, 1994 (herein called the "Loan Agreement") pursuant to which Bank agreed to make certain loans to Borrower on the terms and conditions contained therein.

         WHEREAS, the Borrower and the Bank have agreed to amend the Loan Agreement to modify certain of the provisions thereof.

         NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the Borrower and the Bank hereby agree as follows:

         1. AMENDMENT TO DEFINED TERMS. The following definitions set forth in the Loan Agreement are hereby deleted, and the following substituted therefor:

         1.26 LIBOR RATE shall mean with respect to a Libor Rate Loan the arithmetic mean of the offered rates for deposits in U.S. dollars having a maturity coterminous with the Interest Period designated in the applicable Libor Rate Loan request commencing on the second London business day immediately following the Interest Determination Date, as reported on the Bloomberg L.P. Financial Markets System as of 11:00 A.M., London time, on such Interest Determination Date plus two hundred fifty (250) basis points. If Bank terminates its subscription to the Bloomberg L.P. Financial Markets System, the Libor Rate shall be determined by Bank utilizing any other reasonable system selected by Bank as a reference service to determine Libor rates. The Bank will use reasonable efforts to confirm in writing any Libor Rate selected by the Borrower; however, Bank shall have no liability to Borrower for failing to send such confirmation.

         1.31 NET WORKING CAPITAL shall mean, at any time, the amount by which Current Assets exceed Current Liabilities (determined by including the full amount outstanding under the Revolving
                  Loan).

         1.49 TERM LOAN NOTE shall mean the Amended and Restated Term Loan Promissory Note executed by Borrower to evidence the Term Loan as described in Section 2.2 hereof.

         1.50 TREASURY RATE shall mean, with respect to any period during which the Term Loan is to bear interest by reference to the

                  Treasury Rate, the auction average (non-investment) of one (1) year United States Treasury Bills as published in the weekly Federal Reserve Statistical Release Form H.15(519) in effect on the first day of such period plus two hundred seventy-five
                  (275) basis points. In the event the Treasury Rate is no longer published on a weekly basis in the Federal Statistical Release Form H.15(519), Bank shall have the right to ascertain said rate from any other reasonable and comparable source as shall be available, and upon selection of such source, Bank shall give notice thereof to the Borrower. The Bank will use reasonable efforts to confirm in writing any Treasury Rate selected by the Borrower. Bank shall have no liability to Borrower for a failure to send any notice or confirmation pursuant to this Section 1.50.

         2. ADDITION OF DEFINED TERMS. The following definitions are hereby added to the Loan Agreement:

         1.51 ODD-JOB SUBORDINATED NOTES shall mean the Subordinated Note dated December 1, 1995 made by Odd-Job Acquisition Corp. payable to the Borrower and the Subordinated Note dated December 4, 1995 made by ZS Mazel L.P. payable to the Borrower and the Revolving Subordinated Note dated December 5, 1994 made by ZS Peddler's Mart, Inc. payable to the Borrower.

         1.52 ODD-JOB LOAN AGREEMENTS shall mean that certain Asset Based Loan and Security Agreement dated as of December 4, 1995 among Odd-Job Acquisition Corp., Odd Job Trading Corp., POW Trading Corp., HIA Trading Associates, Central Processing Associates, ZS Peddler's Mart, Inc. and the Bank, and each of the other Loan Documents (as defined in the Odd-Job Loan Agreement), including but not limited to the Unconditional Guaranty and Contribution Agreement dated as of December 4, 1995 between the Borrower and the Bank.

         1.53 ODD-JOB OPTION AGREEMENT shall mean that certain Option Agreement dated as of December 1, 1995 by and between ZS Mazel L.P. and the Borrower.

         3. INCREASE OF TERM LOAN. a. Effective on the date hereof, and subject to the Borrower's performance of its obligations hereunder, the Term Loan shall be increased to Five Million Five Hundred Thousand Dollars ($5,500,000.00). Upon execution of this Amendment, Borrower shall pay a loan fee to Bank of Seventeen Thousand Five Hundred Dollars ($17,500.00), and Bank shall advance that amount necessary to increase the outstanding balance under the Term Loan to Five Million Five Hundred Thousand Dollars ($5,500,000.00) to Borrower.

         b. Section 2.2(a) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

         (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein being true as of the date of the funding of the Term Loan, the Bank agrees to make an Advance in the form of a Loan to Borrower in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) on a Term Loan basis (the "Term Loan"). Borrower shall execute and deliver to the Bank that certain Amended and Restated Term Loan Promissory Note to evidence the Term Loan. The Borrower shall repay the principal of the Term Loan Note in sixty (60) equal, consecutive monthly payments of principal and interest in the amount of One Hundred Forty Thousand Dollars ($140,000.00), which payment shall be due and payable on the first day of each month commencing on December 1, 1995, and continuing until December 1, 2000, on which date all amounts of outstanding principal and accrued interest shall be due and payable in full. Interest under the Term Loan Note will accrue at a rate equal to the Prime Rate plus one-half percent (1/2%) or the Treasury Rate, at the option of Borrower exercised in writing signed by an authorized representative of Borrower and delivered to Bank two (2) business days prior to the expiration of any existing rate option. Such interest rate, when elected, shall continue in effect for a twelve-month period at the end of which Borrower shall be permitted to make another election as to the applicable interest rate. Borrower shall not be permitted to elect the Treasury Rate option if the Term Loan Note will mature within one year of such election. In the case of an Event of Default which is continuing, the Default Rate of interest shall apply to the Term Loan.

         4. REVOLVING LOAN MATURITY DATE. Section 2.1(e) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

         (e) The Revolving Loan shall mature on January 31, 1996, and shall automatically be renewed and extended for an additional two
                  (2) year period thereafter so long as there is no then existing Event of Default. Notwithstanding the stated term of the Revolving Loan and the automatic renewal thereof, Bank shall have an absolute right, in its sole discretion, to make a demand for repayment and cancellation of the Revolving Loan which demand shall be contained in a written notice to Borrower stating a maturity date for its repayment no sooner than twenty-four (24) months after the date of such notice.

         5. PREPAYMENT PREMIUM. Section 2.2(c) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

         (c) the Term Loan shall be prepayable and cancelable (voluntarily or involuntarily) only upon the payment to the Bank of a prepayment premium equal to the sum of (i) one percent (1%) of the outstanding balance of the Term Loan if prepaid during the first loan year or (ii) one-half percent (1/2%) of the outstanding balance of the Term Loan if prepaid after the first loan year but prior to April 30, 1998. Notwithstanding the foregoing, in the event of a prepayment of the Term Loan which is made from the proceeds of an initial public offering by the Borrower or any Affiliate of Borrower, the prepayment premium shall be equal to one-half percent (1/2%) of the outstanding balance of the Term Loan. The prepayment premium will not apply after (i) April 30, 1998 or (ii) a notice of non-renewal of the Revolving Loan from Bank.

         6. LOANS. Sec tion 6.4 of the Loan Agreement is hereby amended to add the following to the end of that Section:

                  Notwithstanding the foregoing, Bank hereby consents to (i) the loans evidenced by the Odd-Job Subordinated Notes and (ii) any loans made to Affiliates as may be required from time to time pursuant to the Odd-Job Loan Agreements.

         7. INVESTMENTS. Section 6.7 of the Loan Agreement is hereby amended to add clauses (d), (e) and (f) to the end of the only sentence of Section 6.7 to read as follows:

         (d) to hold an option to acquire all of the outstanding common stock of Odd-Job Holdings, Inc. from ZS Mazel L.P. pursuant to the Odd-Job Option Agreement and to exercise such option under the Odd-Job Option Agreement, (e) to purchase, own and hold the Odd-Job Subordinated Notes, (f) to purchase debt, equity or other securities of Odd-Job Holdings, Inc. or Odd-Job Acquisition Corp. as may be required from time to time pursuant to the Odd-Job Loan Agreements.

         8. TRANSACTIONS WITH AFFILIATES. Section 6.10 of the Loan Agreement is hereby amended to add the following sentences to the end of such Section 6.10:

                  Notwithstanding anything contained in this Section 6.10 to the contrary, the Borrower may execute, deliver and perform its duties and obligations under the Odd-Job Subordinated Notes, the Odd-Job Option Agreement and any agreements or other documents (or purchase such debt, equity or similar instruments) which may be required from time to time in order for the Borrower to satisfy its obligations, or the obligations to be performed by Borrower, pursuant to the Odd-Job Loan Agreements, without violation of the provisions of this Section 6.10. Further, transfers of Inventory at cost, between the Borrower and its Affiliates, shall not be deemed a violation of this provision.

         9. AMENDMENTS TO LOAN COVENANTS. Sections 5.15(a) and 5.15(c) through (f), inclusive, are hereby deleted and the following substituted therefor:

         (a) Tangible Net Worth at all times greater than Nine Million Five Hundred Thousand Dollars ($9,500,000.00) through December 31, 1994, and Eleven Million Dollars ($11,000,000.00) at all times thereafter.

         (c) A Debt Service Ratio of 1.05:1.0 for the fiscal year to date periods ending June 30, 1994 and September 30, 1994; 1.25:1.0 for the fiscal year to date period ending December 31, 1994; 1.25:1.0 on June 30, 1996; and for all periods thereafter, for each immediately preceding twelve (12) month period.

         (d) Net Working Capital at all times of not less than Nine Million Five Hundred Thousand Dollars ($9,500,000.00).

         (e) A ratio of Current Assets to Current Liabilities (excluding that portion of the Scheduled Principal Payments in respect of the subordinated notes which come due during the twelve (12) month period immediately subsequent to the date of determing current liabilities) as follows:

                FISCAL YEAR ENDING                 RATIO

                  December 1996                   1.25:1.0
                  December 1997                   1.50:1.0
                  and all periods thereafter

         10. AUDIT FEE. In addition to the service charges provided in
Section 8 of the Loan Agreement, Borrower shall pay to Bank an annual audit-based loan fee of Two Thousand Five Hundred Dollars ($2,500.00), payable in monthly installments of Two Hundred Eight Dollars and 33/100 Cents ($208.33).

         11. EXECUTION OF DOCUMENTS. The Borrower hereby agrees that it will, contemporaneously with the execution of this Agreement, execute and deliver to the Bank an Amended and Restated Term Loan Note and such other documents and instruments as are necessary to effect the intent hereof.

         12. REPRESENTATIONS. Borrower represents and warrants to Bank that
(a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment constitutes a valid and binding obligation upon Borrower, except as limited by bankruptcy, insolvency, or other laws relating to the enforcement of creditor's rights and general equitable principles.

         13. FUTURE NOTICES. All future references to the Loan Agreement in communications between the parties subsequent to the date of this Amendment, including any notices required to be given under the Loan Agreement or any related loan document, need only reference the Loan Agreement without need of referring to this Amendment, it being understood that any reference to the Loan Agreement shall include this Amendment and any other amendments subsequently made and entered into.

         14. NO SETOFFS OR CLAIMS. Borrower hereby declares that to its knowledge as of the date hereof, Borrower has no setoffs, counterclaims, defenses or other causes of action against Lender arising out of the Loan Agreement or any documents mentioned herein.

         15. CONFIRMATION AND RATIFICATION OF AGREEMENT. Except as herein specifically amended, all of the terms and conditions set forth in the Loan Agreement are confirmed and ratified and shall remain in full force and effect.

        16. WAIVER AND CONSENT BY BANK. Bank hereby waives any right to claim an Event of Default arising from any violation of the provisions of Section
5.15 of the Loan Agreement as of September 30, 1995, as revealed by Borrower's financial statements as of such date. Bank hereby consents to the sale by Borrower of its "Just Closeouts" stores in the Cleveland, Ohio area.

        IN WITNESS WHEREOF, the Borrower and the Bank have caused this First Amendment to Loan Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                                 THE PROVIDENT BANK

                                        By:
                                             ----------------------------------
                                                John R. Mirlisena,
                                                 Senior Vice President

                                                   MAZEL COMPANY L.P.,
                                             a Delaware limited partnership

                                        By:     ZS MAZEL L.P.,
                                             a Delaware limited partnership,
                                            General Partner of Mazel Company
                                                     L.P.

                                        By:      ZS MAZEL, INC.,
                                               a New York corporation,
                                            General Partner of ZS Mazel L.P.

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Its:
                                            -----------------------------------
                                        And By:   MAZEL/D&K INC.,
                                                  an Ohio corporation,
                                            General Partner of Mazel Company
                                                         L.P.

                                        By:
                                             ----------------------------------
                                        Name:
                                             ----------------------------------
                                        Its:
                                            -----------------------------------

                       SECOND AMENDMENT TO LOAN AGREEMENT
                       ----------------------------------

         This SECOND AMENDMENT TO LOAN AGREEMENT is entered into as of the day ______of September, 1996, by and between MAZEL COMPANY L.P. (herein called the "Borrower") and THE PROVIDENT BANK (herein called the "Bank").

         WHEREAS, Borrower and Bank entered into a certain Asset Based Loan and Security Agreement dated as of January 31, 1994, as amended by First Amendment to Loan Agreement dated December 8, 1995 (herein called the "Loan Agreement") pursuant to which Bank agreed to make certain loans to Borrower on the terms and conditions contained therein.

         WHEREAS, the Borrower and the Bank have agreed to amend the Loan Agreement to modify certain of the provisions thereof.

         NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the Borrower and the Bank hereby agree as follows:

         1. AMENDMENT TO DEFINED TERMS. The following definitions set forth in the Loan Agreement are hereby deleted, and the following substituted therefor:

         1.44 REVOLVING LOAN NOTE shall mean the Amended and Restated Revolving Promissory Note executed by Borrower to evidence the Revolving Loan as described in Section 2.1 hereof.

         2. INCREASE OF REVOLVING LOAN. a. Effective on the date hereof, and subject to the Borrower's performance of its obligations hereunder, the Revolving Loan shall be increased to Twenty-Five Million Dollars
($25,000,000.00). Upon execution of this Amendment, Borrower shall pay a loan fee to Bank of -0- Dollars ($-0-).

         b. Section 2.1(a) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

         (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, the Bank will make Advances in the form of loans to the Borrower in an aggregate amount not to exceed the lesser of (i) Twenty-Five Million Dollars ($25,000,000.00) minus the lesser of (A) the aggregate face amount of the Letters of Credit issued under the LC Facility or (B) the Available Draw under the letters of Credit (as defined in Section 2.3 hereof) or (ii) the sum of (A) sixty percent (60%) of the cost or market value, whichever is lower, of Eligible Inventory which is not Retail Inventory, (B) fifty-five percent (55%) of the cost or market value, whichever is lower, of Retail
                  Inventory, (C) eighty five percent (85%) of the outstanding amount of Eligible Accounts, (D) sixty percent (60%) of the lesser of
                  (x) the aggregate face amount of the Letters of Credit issued under the LC Facility or (y) the Available Draw under the Letters of Credit and (E) the amount of collected funds in the Cash Collateral Account (the lesser of (i) or (ii) being referred to hereinafter as the "Maximum Loan Amount"). Should the outstanding amount of Loans at any time exceed the Maximum Loan Amount, Borrower shall on demand immediately repay such excess amount. Any such Loans in excess of the Maximum Loan Amount will be made from time to time in the sole and absolute discretion of the Bank, and neither this Agreement nor any loans or other action by the Bank shall obligate the Bank to make further loans to the Borrower.

         3. EXECUTION OF DOCUMENTS. The Borrower hereby agrees that it will, contemporaneously with the execution of this Agreement, execute and deliver to the Bank an Amended and Restated Revolving Loan Promissory Note in the amount of $25,000,000.00 and such other documents and instruments as are necessary to effect the intent hereof. Bank agrees that it will return to Borrower the executed original $20,000,000.00 Revolving Loan Promissory Note previously delivered to Bank to evidence the Revolving Loan.

         4. AFFILIATE LOANS. Notwithstanding anything contained in Section 6.4 of the Loan Agreement, provided Borrower is not in default under the Loan Agreement and the making of such loan would not cause Borrower to come into default under the Loan Agreement, Borrower shall be permitted to make one or more loans to Odd-Job Holdings, Inc., a Delaware corporation, in an amount not to exceed $5,000,000.00, in the aggregate, outstanding at any time.

         5. REPRESENTATIONS. Borrower represents and warrants to Bank that
(a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment constitutes a valid and binding obligation upon Borrower, except as limited by bankruptcy, insolvency, or other laws relating to the enforcement of creditor's rights and general equitable principles.

         6. FUTURE NOTICES. All future references to the Loan Agreement in communications between the parties subsequent to the date of this Amendment, including any notices required to be given under the Loan Agreement or any related loan document, need only reference the Loan Agreement without need of referring to this Amendment, it being understood that any reference to the Loan Agreement shall include this Amendment and any other amendments subsequently made and entered into.

         7. NO SETOFFS OR CLAIMS. Borrower hereby declares that to its knowledge as of the date hereof, Borrower has no setoffs, counterclaims, defenses or other causes of action against Lender arising out of the Loan Agreement or any documents mentioned herein.

         8. CONFIRMATION AND RATIFICATION OF AGREEMENT. Except as herein specifically amended, all of the terms and conditions set forth in the Loan Agreement are confirmed and ratified and shall remain in full force and effect.

        IN WITNESS WHEREOF, the Borrower and the Bank have caused this Second Amendment to Loan Agreement to be executed by their duly authorized officers as of the date first set forth above.


                                                  THE PROVIDENT BANK

                                        By:
                                             ----------------------------------
                                                  John R. Mirlisena,
                                                 Senior Vice President

                                                   MAZEL COMPANY L.P.,
                                             a Delaware limited partnership

                                        By:     ZS MAZEL L.P.,
                                              a Delaware limited partnership,
                                             General Partner of Mazel Company
                                                           L.P.

                                        By:      ZS MAZEL, INC.,
                                                 a Delaware corporation,
                                             General Partner of ZS Mazel L.P.

                                        By: /s/ Sue Atkinson
                                           ------------------------------------
                                        Name:  Sue Atkinson
                                             ----------------------------------
                                        Its: Authorized Agent
                                            -----------------------------------